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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
[Amendment No.    ]

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JKC GROUP, INC.
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JKC GROUP, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Dear Shareholders:

        You are cordially invited to attend a special meeting of our shareholders to vote on a proposal to approve our acquisition of Magic Lantern Communications Ltd., a Canadian distributor of educational content("MLC"). We are also soliciting shareholder approval for related proposals to approve a stock option plan for management of MLC and its subsidiaries (the "Lantern Group") and for our reincorporation in the State of Delaware under the name Magic Lantern Corporation. The accompanying proxy statement describes the proposals and the reasons for their recommendation by our board of directors. It also provides information about the reconstitution of our board of directors upon closing of the proposed acquisition.

Special Meeting

Date:	September 16, 2002
Time:	9:00 a.m.
Place:	Mahoney Cohen & Company, CPA, P.C. 111 West 40th Street, 12th Floor, New York, NY

Proposals to be Voted On

Item 1.	Issuance of 29,750,000 shares of common stock for the acquisition of the Lantern Group
Item 2.	Approval of Lantern Group stock option plan
Item 3.	Reincorporation in Delaware
By order of the Board of Directors
August , 2002	Richard Siskind, President and Chief Executive Officer

Contents of Proxy Statement

JKC GROUP, INC.

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE SPECIAL MEETING

        This proxy statement was prepared by our management and first mailed to shareholders on September 16, 2002 to solicit votes on three proposals to be brought before a special meeting of our shareholders (the "Proposals"). All three Proposals involve our pending acquisition of Magic Lantern Communications, Ltd., a Canadian distributor of educational content. Your vote at the special meeting is important to us. Please vote your shares of common stock by completing the accompanying proxy card and returning it in the enclosed envelope. Upon request, additional copies of the proxy materials will be furnished without cost to brokers and other nominees for forwarding to beneficial owners of shares held in their names. Information about voting on the matters addressed in this proxy statement is provided in the following question and answer format.

        Who can vote?    You can vote your shares of common stock if our records show that you owned your shares on the record date of August 12, 2002. On that date, there were 36,347,267 shares of our common stock outstanding. Each share gets one vote.

        How do I vote by proxy?    The enclosed proxy card has instructions for voting on the Proposals. After marking your vote, you should sign and date the proxy card. Use the enclosed envelope for sending it back to us.

        What if other matters come up at the meeting?    The Proposals described in this proxy statement are the only matters to be voted on at the meeting. If other matters are raised at the meeting, they will not be considered to be properly presented.

        How will my card be counted?    The proxyholders named on the proxy card will vote your shares as instructed on the card. If you do not indicate your vote on a Proposal, the proxyholders will vote in favor of the Proposal. Each Proposal requires affirmative votes from holders of a majority of the shares outstanding on the record date.

        Can I change my vote after I mail my proxy card?    You can change your vote any time before the meeting by returning a new proxy card. We will honor the card with the latest date. You can also revoke previously mailed proxy card by giving notice of your revocation to our corporate secretary. Our address is JKC Group, Inc., 1385 Broadway, 24th Floor, New York, NY 10018.

        Can I vote in person rather than by proxy?    You can attend the special meeting and vote your shares in person. We encourage you nevertheless to complete and sign a proxy card to ensure your vote is counted.

        How are votes counted?    We will hold the special meeting on the scheduled date as long as holders of a majority of the shares entitled to vote return signed proxy cards or attend the meeting. We will count your shares toward this quorum requirement as long as we receive your signed proxy card, even if you vote to abstain on all Proposals or fail to vote.

        What do I do if my broker holds my shares?    If your shares are held in "street name" by a broker, bank or other nominee, they should give you instructions for voting the shares. Usually, they will vote the shares on your behalf and at your direction.

        What happens if my broker doesn't vote my shares?    Because certain Proposals are considered routine, your broker or other nominee may refrain from voting your shares held in its street name if you do not tell the nominee how to vote those shares. In that case, they will be treated as broker nonvotes. Any broker nonvotes will count for the quorum requirement but not for approval of any Proposal.

        Who pays the expenses for this proxy solicitation?    We do. If our employees contact shareholders, they will not receive any extra compensation.

BACKGROUND OF THE PROPOSALS

The Company

        JKC Group, Inc., formerly named Stage II Apparel Corp. (the "Company"), was incorporated in New York in March 1980 and completed an initial public offering of common stock in October 1987. Our common stock is listed on the American Stock Exchange (the "AMEX") under the trading symbol JKC. We file periodic reports and other information under the Securities Exchange Act of 1934 (the "Exchange Act") with the Securities and Exchange Commission (the "SEC") and the AMEX. See "Additional Information." Our principal executive offices are located at 1385 Broadway, 24th Floor, New York, New York 10018, and our telephone number is (212) 840-0880.

        The Company was engaged for over 20 years primarily as a distributor of proprietary and licensed brandname casual apparel, activewear and collection sportswear for men and boys. In response to a decline in our apparel distribution operations, we elected to contract those operations during the last two years and emphasize trademark licensing as part of a strategy of reducing the costs and inventory risks associated with our historical core business.

Business Redirection

        Licensing.    To initiate our business redirection, we granted an exclusive license to a large apparel company in October 1999 for domestic distribution of boys' sportswear lines under our Cross Colours label. In January 2001, we entered into our first international licensing arrangement with a Japanese apparel company for sales of men's and ladies' apparel under the Cross Colours brand throughout Japan and its territories and possessions. In view of timing requirements for the introduction of new apparel lines, our licensing program alone was not expected to reverse our financial downturn in the near term. In addition to inherent timing constraints, we were faced with unanticipated performance defaults by our domestic licensee early in 2000. In February 2001, the Company brought an action for unpaid royalties against the licensee. Although the litigation was settled in April 2002 for $535,000, the absence of the anticipated revenue stream during the first two years of the license substantially impaired our financial flexibility for executing our planned business redirection.

        Equity Infusion.    To address these developments, our management entered into various discussions in 2001 for a potential strategic alliance or equity infusion. Those discussions culminated in August 2001 with the execution of a stock purchase agreement (the "AOG Agreement") with Alpha Omega Group, Inc., a private investor group ("AOG"), for the issuance of 30 million shares of our common stock to AOG at $.05 per share or a total of $1.5 million. The AOG Agreement also provided for related closing transactions (the "AOG Transactions"), including the reconstitution of our board of directors (the "Board") with three designees of AOG, an increase in our authorized common stock to 100 million shares, a change in our name to "JKC Group, Inc." and a related change in the AMEX trading symbol for our common stock to "JKC," effective April 18, 2002, transitional services from members of existing management and repricing of outstanding stock options.

        The AOG Transactions were approved by our shareholders at a special meeting on December 27, 2001 and were completed on April 16, 2002 following AMEX approval of our additional listing application for the new shares. The shares acquired by AOG and an additional 2.1 million shares issued to its advisor represent 83% and 6%, respectively, of our common stock outstanding after the closing of the AOG Transactions. In addition to the equity infusion, the reconstitution of our Board with AOG designees as part of the AOG Transactions added substantial expertise to assist in our planned business redirection and turnaround.

        Proposed Lantern Group Acquisition.    Following the closing under the AOG Agreement, we continued to pursue our business redirection by exploring potential acquisition opportunities, with a view toward expanding existing licensing operations or adding compatible business lines. On June 5, 2002, we entered into a letter of intent (the "Lantern LOI") with Zi Corporation, a leading Canadian provider of intelligent interface solutions ("Zi"), for our purchase of MLC and its subsidiaries (collectively, the "Lantern Group"). Founded in 1975, MLC is one of Canada's leading distributors of educational and learning content in video and other electronic formats. MLC also provides internet based educational content on a subscription basis through a wholly owned subsidiary and digital video encoding services on a fee basis through a 75% owned subsidiary. See "Business of the Lantern Group."

        In July 2002, we entered into a Stock Purchase Agreement (the "Purchase Agreement") with Zi and a wholly owned subsidiary of the Company organized in Canada to facilitate Zi's tax planning for its sale of the Lantern Group (the "Acquisition Sub"). The Purchase Agreement provides for our acquisition of the Lantern Group through the purchase from Zi of all the outstanding capital stock of MagicVision Media Inc., MLC's parent holding company ("MagicVision"), in consideration for a three-year promissory note of the Company in the principal amount of $3,000,000 and 29,750,000 shares of the Acquisition Sub's exchangeable preferred stock ("Exchangeable Shares"). The Exchangeable Shares are exchangeable for the same number of shares of the Company's common stock, which would represent 45% of our currently outstanding shares. Additional stock and cash consideration or offsets against the Company's promissory note are provided for under earnout and claw-back arrangements based on post-acquisition operating results.

        The Purchase Agreement also provides for related closing transactions, including the addition of three Zi designees to our Board (the "Board Reconstitution"), the reincorporation of the Company from New York to Delaware under the name Magic Lantern Corporation (the "Delaware Reincorporation") and approval of a new stock option plan for management of the Lantern Group (the "Lantern Option Plan"). The closing of the transactions contemplated by the Purchase Agreement (the "Lantern Transactions") is subject to various conditions, including approval of the Proposals by holders of a majority of our outstanding common stock, completion of due diligence and regulatory clearances.

        AMEX Listing.    In March 2002, we were advised by the AMEX that our common stock will be subject to delisting proceedings unless we submit an acceptable plan for regaining compliance with the applicable shareholders' equity requirement of $4 million by September 30, 2002. We submitted a response to the AMEX in April 2002 with the first phase of our plan for regaining compliance with the listing standards. That phase was completed on April 16, 2002 with the $1.5 million equity infusion under the AOG Agreement.

        In June 2002, we received an extension for continuation of our AMEX listing through September 30, 2002 based on the second phase of our plan for increasing our shareholders' equity through the proposed Lantern Group acquisition. If timely completed, the acquisition will increase our shareholders' equity substantially above $4 million and satisfy our plan for regaining compliance with AMEX standards for the continued listing of our common stock. If we fail to progress with or complete the planned acquisition or any comparable alternative for increasing our shareholders' equity to that level by September 30, 2002, our common stock will be subject to delisting by the AMEX.

Solicitation of Proxies

        This proxy statement is furnished on behalf of our Board for soliciting proxies to be voted on the Proposals at a special meeting of our shareholders on September 16, 2002 or any adjournment. Descriptions of the Lantern Transactions in this proxy statement are qualified by reference to the text of the Purchase Agreement and annexed Exhibits (the "Transaction Agreements") filed with the SEC. See "Additional Information."

Voting by Affiliates

        Approval of the Proposals requires the affirmative vote of the holders of a majority of our outstanding common stock. Approximately 83% of our common stock outstanding on the record date is owned by AOG, and an additional 5% of our common shares outstanding as of that date are held by officers and directors of the Company. See "Principal Shareholders." AOG and the Company's officers and directors have indicated that they intend to vote their shares for the approval of the Proposals. Accordingly, approval of the Proposals is assured.

Forward Looking Statements

        This proxy statement includes forward looking statements within the meaning of Section 21E of the Securities Exchange Act relating to matters such as anticipated operating and financial performance, business prospects, developments and results of the Company and the Lantern Group. Actual performance, prospects, developments and results may differ materially from anticipated results due to economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the Company, including fluctuations in market demand for products or services, changes in future cost of sales, performance risks and uncertainties in the availability and cost of capital. Words like "anticipate," "expect," "intend," "plan" and similar expressions are intended to identify forward looking statements, all of which are subject to these risks and uncertainties.

PROPOSAL 1—ACQUISITION OF THE LANTERN GROUP

Terms of the Purchase Agreement

        Purchase Price.    The Purchase Agreement provides for the Company's acquisition of the Lantern Group through the purchase from Zi of all the outstanding capital stock (the "MagicVision Shares") of MagicVison, a wholly owned Ontario subsidiary of Zi organized as MLC's parent holding company. The purchase price for the acquisition consists of a three-year, unsecured promissory note of the Company in the principal amount of $3 million (the "JKC Note") and 29,750,000 Exchangeable Shares of the Acquisition Sub. Additional stock and cash consideration will be payable if operating results of the Lantern Group meet revenue and cash flow targets for the first twelve months (the "Performance Period") after the closing of the Lantern Transactions (the "Closing").

        JKC Note.    The JKC Note issuable by the Company to Zi at the Closing represents 25% of the purchase price for the Lantern Group. It will be payable in full on the third anniversary of the Closing. Outstanding principal of the JKC Note will bear interest at the rate of 5% per annum. Accrued interest on the JKC Note will be payable at the end of the sixth calendar quarter after the Closing and thereafter in equal quarterly installments at the end of each calendar quarter in which any principal of the JKC Note remains outstanding. The JKC Note may be prepaid by the Company at any time without penalty or premium and is subject to offsets if performance criteria are not met. See "Claw-Back" below.

        Exchangeable Shares.    The Exchangeable Shares issuable by the Acquisition Sub to Zi at the Closing represent 75% of the purchase price for the Lantern Group. The rights, privileges, restrictions and conditions of the Exchangeable Shares will be provided in the Acquisition Sub's articles of incorporation (the "Exchangeable Share Provisions"). The Exchangeable Share Provisions will be implemented under a Voting and Exchange Trust Agreement (the "Trust Agreement") to be entered at the Closing among the Company, the Acquisition Sub, Zi and a trustee (the "Trustee") and a related Support Agreement to be entered at the Closing between the Company and the Acquisition Sub (the "Support Agreement"). We will be required by these agreements to issue to the Trustee at Closing a total of 29,750,000 shares of our common stock (the "JKC Shares"), representing 45% of our common stock outstanding at the time of the Closing, and thereafter to facilitate the Acquisition Sub's performance of the Exchangeable Share Provisions. Under the Trust Agreement, the JKC Shares will be held of record by the Trustee for the benefit of Zi and any other holder of Exchangeable Shares, voted by the Trustee as directed by those holders on any matters brought to a vote of our shareholders and transferred of record to those holders, on a share-for share basis, upon any exchange or redemption of the holder's Exchangeable Shares. The Purchase Agreement also affords Zi the right to receive the JKC Shares directly at Closing instead of the Exchangeable Shares.

        Earnout.    If operations of the Lantern Group during the Performance Period generate total revenues ("Lantern Revenues") exceeding $12,222,500 and earnings before interest, taxes, depreciation and amortization exceeding $3,000,000, Zi will be entitled to additional consideration equal to 50% percent of all Lantern Group revenues for the Performance Period in excess of $12,222,500 (the "Earnout"), up to a maximum Earnout of $2,930,000. Any Earnout entitlement will be payable partly in cash and partly in common stock of the Company, valued for this purpose at $.31 per share ("Earnout Shares"), as follows:

Amount of Earnout	Portion Payable in Cash	Portion Payable in Earnout Shares
Up to $1,860,000	50%	50%
Between $1,860,000 and $2,930,000	100%	0%

        Based on this allocation, Zi will be entitled to a maximum of 3,000,000 Earnout Shares, which would increase its interest in the Company to 47.4% based on total shares outstanding at the time of the Closing. Any Earnout Shares due under the Earnout provisions of the Purchase Agreement will be issuable to Zi within 90 days after the end of the Performance Period. If the Company's cash position as of the end of the Performance Period exceeds $4,000,000, any cash due under the Earnout provisions of the Purchase Agreement will also be payable within 90 days after the end of the Performance Period. Otherwise, the cash Earnout will be payable in four equal quarterly installments over a one-year period, commencing 90 days after the Company first meets the $4,000,000 cash balance threshold. If cash Earnout payments are deferred more than one year after the end of the Performance Period, interest on the obligation will accrue at the rate of 5% per annum.

        Claw-Back.    If Lantern Revenues during the Performance Period are less than $5,000,000, the Company will be entitled to offset the amount of the shortfall up to $1,000,000 against the principal amount payable on the JKC Note.

        New Option Plan.    The Purchase Agreement provides for our adoption of a new stock option plan covering a total of 4,500,000 shares of our common stock (the "Lantern Option Plan"), representing 6% of our outstanding common stock after giving effect to the issuance of the JKC Shares. See "Proposal 3—Lantern Option Plan."

        Registration Rights.    The Purchase Agreement provides for the Company to file registration statements with the SEC under the Securities Act of 1933 within 90 days after the Closing to register any future resales by the holders of the JKC Shares, the Earnout Shares and the common stock issuable upon exercise of options granted under the Lantern Option Plan. The Company's registration undertakings will be governed by a Registration Rights Agreement to be entered with Zi at the Closing.

        Accounting Treatment.    We will account for our acquisition under the purchase method. As of the Closing, we will allocate the purchase price for the acquired businesses among their assets and liabilities. For this purpose, the JKC Shares issuable under the Purchase Agreement will be valued based on their closing price immediately preceding the date we entered into the Lantern LOI. Based on the market price of $.31 per share for our common stock at that time, our total purchase price without regard to the Earnout will be $12,222,500, of which approximately $10,500,000 will be allocable using preliminary valuations to goodwill. See "Risk Factors—Amortization of Goodwill" below.

        Tax Treatment.    We expect to file an election under section 338 of the Internal Revenue Code for our acquisition of the Lantern Group. This will enable us treat the transaction for federal income tax purposes as if it were structured as an acquisition of the Lantern Group's assets rather than the stock of MLC.

        Board Reconstitution.    In view of the substantial interest in the Company to be owned beneficially by Zi after the Closing, the Purchase Agreement provides for our Board to add three new seats and appoint three designees of Zi (the "Zi Designees") to fill the resulting vacancies on the Board. Although shareholder approval of the Zi Designees is not among the Proposals, the following summary of their business experience and background is provided in accordance with Rule 14f-1 under the Exchange Act.

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  Howard Balloch has served as a director of Zi and Chairman of its Oztime subsidiary since August 2001. Mr. Balloch was Canada's Ambassador to China for more than five years, retiring from the Canadian Foreign Service in August 2001.

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  Michael R. Mackenzie has served a s a director of Zi since June 2001. Mr. MacKenzie has been the Director General and Managing Partner of Champagne Jacquesson & Fils, Dizy since 1998. He. was the Director of Jefferies Pacific Limited, Hong Kong, from 1994 to 1997 and is the Chairman of Mayfair Cellars Group, London and of Tasmanian Vineyards Pty. Mr. MacKenzie has served as director of three of Zi's Bermuda subsidiaries since July 2000 and as a Director of The Lindsell Train Investment Trust PLC since 2000.

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  Michael Lobsinger has been chief executive officer of Zi since 1993 and President of Zi from 1993 to 2000. Mr. Lobsinger has also served as a director of Zi since 1987. Prior to joining Zi, he was engaged in various entrepreneurial ventures in real estate development, mining projects and the oil and gas industry.

        Conditions to Closing by the Company.    Our obligation to consummate the Lantern Transactions is subject to various conditions, including:

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  No breach of the covenants or representations and warranties of Zi in the Purchase Agreement;

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  Absence of any event or condition that had or would likely have a material adverse effect on the operations, prospects or financial condition of the Zi Group;

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  Conversion of MLC's indebtedness and payables to Zi and its affiliates into equity; and

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  Cash and cash equivalents of the Lantern Group in the estimated amount of $300,000 at Closing.

        Conditions to Closing by Zi.    The obligation of Zi to consummate the Lantern Transactions is also subject to various conditions, including:

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  Approval of the Proposals by our shareholders;

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  No breach of our covenants or representations and warranties in the Purchase Agreement;

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  Absence of any event or condition that had or would likely have a material adverse effect on our operations, prospects or financial condition;

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  Implementation of the Board Reconstitution; and

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  Approval by the AMEX of the Company's additional listing application for the JKC Shares and Earnout Shares, and no delisting of the common stock by the AMEX.

        Post Closing Covenants.    Because the Board's approval of the Lantern Transactions has the effect of waiving certain protections against future business combinations with interested shareholders under the Company's certificate of incorporation and the New York Business Corporation Law, the Purchase Agreement prohibits Zi from voting the JKC Shares or taking any other action to approve a business combination involving the Company and any affiliate of Zi unless the effective consideration per share of the Company's common stock to be received by our other shareholders in the transaction complies in all material respects with any applicable requirements of New York law regarding the fairness of transactions between a corporation and a controlling stockholder. This will not apply to a merger or consolidation of the Company with one of its subsidiaries that does not have the effect of increasing the percentage ownership of Zi and its affiliates in the surviving corporation. However, in any business combination transaction within three years after the Closing, regardless of the form, if the consideration to be received in the transaction on an equivalent per share basis is less than $.31 per share of our common stock, the transaction must first be approved by a majority of our minority shareholders.

Termination of the Purchase Agreement

        Any termination of the Purchase Agreement will be without liability to the terminating party as long as that party had satisfied its own closing conditions.

Transaction Costs

        Each party will be required to bear its own transaction costs whether the Lantern Transactions are consummated or the Purchase Agreement is terminated.

Business of the Lantern Group

        Founded in 1975, the Lantern Group is one of Canada's leading distributors of educational and learning content in video and other electronic formats. MLC has exclusive distribution rights to over 300 film producers representing over 14,000 titles, and its customers include 9,000 out of 12,000 English speaking schools in Canada. Its library includes content from Disney Educational, Annenberg / CPB and CTV Television. TutorBuddy Inc., a 100% owned subsidiary of MLC to be acquired as part of the Lantern Transactions ("TutorBuddy"), is an internet-enabled provider of content and related educational services on-demand to students, teachers and parents. Sonoptic Technologies Inc., a 75% owned subsidiary of MLC ("Sonoptic"), provides digital video encoding services and has developed a proprietary videobase indexing software that allows users to aggregate, bookmark, re-sort and add their own comment boxes to existing content. "See "Business of the Lantern Group."

        MLC was acquired in October 1996 by NTN Interactive Network Inc., ("NTN"). In March 2002, members of MLC's management formed MagicVision to acquire 100% of MLC's capital stock from NTN and contemporaneously sold their interests to Zi for $1,359,000 (including transaction costs) plus 100,000 common shares of Zi valued at $499,000. See "Financial Information." The Lantern Group is headquartered near Toronto, Canada with offices in Chicago, Saint John New Brunswick and Vancouver British Columbia. The principal executive offices of the Lantern Group are located at 1075 North Service Road, W., Suite 27, Oakville, Ontario, Canada L6M 2G2, and its telephone number is (905) 827-2755. The Company will relocate to this address upon completion of the Lantern Transactions.

Risk Factors

        Recurring Losses.    The Lantern Group has a history of losses. For its last three fiscal years, it incurred net losses aggregating $1.2 million, and its net loss for the seven-month fiscal period ended March 31, 2002 was $758,000. These losses primarily reflect its selling, general and administrative ("SG&A") expenses generally in excess of gross profit levels. Those expenses were incurred by the Lantern Group in expanding and marketing MLC's video library and in developing and marketing the products and services of its subsidiaries. The business plan for the Lantern Group contemplates expansion efforts that will entail substantial SG&A and related expenditures without any assurance of deriving profits from operations. Our ability to achieve profitable operations through ownership of the Lantern Group could be Fadversely affected by delays or inefficiencies in the development cycle for its new products and services, inability to penetrate new geographic markets, lack of sponsor or consumer acceptance of those products and services, competition and changing technology.

        Risks of Financial Leverage.    The Lantern Group is significantly leveraged, with $540,000 of long term debt (including $94,000 to be contributed to equity by Zi) and $702,000 of current liabilities at March 31, 2002. See "Business of the Lantern Group—Financial Information." After the Closing, our consolidated long term debt will be increased by $3 million with the issuance of the JKC Note to Zi. Our ability to repay obligations assumed in the Lantern Transactions will be primarily dependent on the Lantern Group's future performance or our ability to raise equity capital on acceptable terms. Certain of the Lantern Group's outstanding obligations are secured by various assets. Upon any repayment default on those obligations, the creditors would be entitled to seek foreclosure sales of the collateral, potentially requiring the obligor to liquidate or seek protection under the bankruptcy laws. In that event, our shareholders could expect to lose a proportionate part of their investment in the Company.

        Risk of Inadequate Financial Resources.    The Lantern Group had negative working capital of $78,000 at March 31, 2002, without regard to receivable collection risks, and will be dependent on our cash and cash equivalents for its working capital requirements after the Closing. Sonoptic's business in particular requires ongoing upgrades to components and facilities as new technologies emerge. To maintain leading-edge technical solutions for new media and remain competitive, Sonoptic requires significant capital expenditure on an ongoing basis. Other than our cash and cash equivalents, there are currently no commitments from any sources to provide us with any financing after the Closing. In the absence of substantial increases in Lantern Group revenues, our cash and cash equivalents, estimated to decline to approximately $750,000 by September 30, 2002, is expected to be allocated in part to retire outstanding payables and the balance to fund ongoing efforts to expand Lantern Group products and services to new markets. If those efforts fail to achieve revenue growth targets, our contributed working capital will likely be expended before the end of 2003. In that event, we will be required to either limit future development and marketing activities or raise additional equity capital or incur more debt to continue financing those activities. The issuance of additional equity could be dilutive to existing shareholders, and the alternative of financing development through borrowings could reduce our operating flexibility and weaken our consolidated financial condition.

        Risk of Customer Budget Reductions.    Educational video products are acquired mainly by libraries and schools in Canada. These institutions represent 80% of MLC's customer base. They are funded by government and are therefore subject to reductions or re-allocation of funding, either of which could adversely affect the Lantern Group's prospects for profitability.

        Uncertainties in Product and Market Expansion Plans.    The planned expansion of Lantern Group operations after the Closing will be subject to all of the technological, business and financial risks inherent in the commercialization of new products for markets in which we are not an established participant. The success of the Lantern Group's e-education offerings in these markets will depend not only on securing sponsorship or licensing arrangements with educational organizations outside of Canada, but also on the willingness of teachers, students and their parents to utilize these resources.

We could encounter resistance to implementation of Lantern Group offerings and technology for any number of fiscal, cultural or political reasons beyond our control. These factors make the ultimate success of the Lantern Group's plans for expanding its offerings and markets highly uncertain.

        Risk of Inadequate Marketing Resources.    The limited exposure of the Lantern Group to e-education markets outside Canada could impair our ability to penetrate those markets. In the absence of substantial market penetration, our consolidated operations after the Closing may fail to generate sufficient sponsorship, licensing or subscription fees to attain profitability. While we will seek to develop relationships with distributors and other intermediaries to facilitate marketing arrangements for the Lantern Group's products and services in those markets, we expect to remain primarily dependent on the Lantern Group's own limited marketing resources for executing our expansion plans. Although Zi has offices Beijing and Hong Kong supporting relationship's that could facilitate theses efforts in China, we have no commitment from Zi to actively assist the Lantern Group penetrate those markets after the Closing.

        Valuation Uncertainties.    Our purchase price for the Lantern Group was based primarily on anticipated revenue growth for the acquired business despite a 14% decline in its fiscal 2001 revenues from fiscal 2000 levels. Uncertainties in our revenue and valuation models were increased with interim fiscal 2002 results, including a 40% decline in revenues to $1,142,000 for the seven months ended March 31, 2002 from $1,898,000 for the same period in 2001. The Purchase Agreement provides an incentive for Zi to assist in the Lantern Group's expansion plans in the form of the Earnout if our expectations for revenue growth during the Performance Period are exceeded but no downward adjustment to the purchase price if those expectations are not met.

        Risk of Technological Obsolescence.    The e-education marketplace is characterized by rapid technological changes. MLC currently relies primarily on its video cassette library of licensed educational content, with secondary emphasis on web-based delivery services being developed and marketed by TutorBuddy. See "Business of the Lantern Group." E-education products and services using different or better integrated platforms could be introduced and established in markets outside Canada before MLC's expansion plans are implemented and before market acceptance is achieved for TutorBuddy's services. Developers of similar products and services have experienced time lags of one year or more between commencement of marketing activities through the completion of field trials and ultimate sales or subscriptions. If implementation of the Lantern Group's business plan is subject to similar or longer delays, we could face the risk of technological obsolescence, adversely affecting our prospects for market penetration and profitability.

        Dependence on Licensed Content.    The Lantern Group believes its e-education offerings are distinguished in large part by the popularity of its video library. This content is licensed from various producers including Disney Educational, Annenberg / CPB and CTV. Most of the license agreements are renewable and some condition renewal on minimum annual royalty payments from MLC ranging from approximately $3,000 to $15,000. These thresholds generally increase for each successive license year. The license agreements also provide the licensor with a right of termination if MLC defaults on these obligations or fails to comply with other provisions of the agreements. The agreements run for various periods and are generally renewable. If MLC is unable to obtain renewals or replacements on comparable terms, acceptance of its offerings could be severely impaired. In addition, although its license agreements generally provide MLC with excusive rights to licensed content for dissemination to e-education markets in Canada, it generally has no exclusivity for other geographic territories. This could enable its competitors to penetrate markets otherwise accessible to the Lantern Group.

        Competition.    The e-education industry is intensely competitive and fragmented. Principal competitors of the Lantern Group currently include multi-national and regional firms offering services, systems and platforms through established internet sites or proprietary networks. In addition, many educational organizations provide a broad range of educational data base resources without charge. All of these competitors have substantially greater financial, technical, marketing and deployment resources than we can anticipate after the Closing. Many of these competitors particularly in markets outside Canada have the added advantage of offering a greater diversity of products and services with a substantial installed customer base. These competitors could control these markets before we obtain any meaningful market share, adversely affecting our prospects for market penetration and profitability.

        Dependence on the Internet and Computer Systems.    The Lantern Group's ability to expand its delivery platforms and penetrate new markets will depend in part on the continued growth in the use and efficient operation of the Internet. Web-based markets for information, products and services are new and rapidly evolving. If Internet usage does not continue to grow or increases more slowly than anticipated, we could be unable to secure new sponsorship and subscription arrangements for the Lantern Group's offerings. To the extent its business relies on web-based delivery platforms, the Lantern Group will also be dependent on adequate network infrastructure, consistent quality of service and availability to customers of cost-effective, high-speed Internet access. If systems maintained by the Lantern Group cannot meet customer demand for access and reliability, these requirements will not be satisfied, and customer satisfaction could degrade substantially, adversely affecting our prospects for market penetration and profitability. In addition, TutorBuddy's planned launch of its Internet-based content delivery service for students, teachers and parents in September 2002 is subject to the risk of failing to complete all aspects of the service on schedule. Moreover, the novelty of the service makes it difficult to predict product acceptance. Pricing models for both schools and homes have been based on current delivery (or bandwidth) costs and external market research. TutorBuddy cannot control delivery costs or provide any assurance that its pricing for the service will be broadly accepted.

        Risk of Piracy.    Because MLC distributes educational videos created by unaffiliated producers, it does not control the quantity or quality of the productions. The subject matter and audience level of future educational video productions may not meet the needs of customers. MLC's distribution rights for these video productions are subject to distribution agreements with suppliers with no guarantee of renewal beyond their current terms. The rights acquired by MLC in its distribution agreements vary widely. While most grant exclusivity in specified geographic territories, video programs can be obtained from satellite and other signals originating outside MLC's exclusive territory.

        Regulatory Risks.    The laws governing the Internet remain largely unsettled, even in areas where there have been legislative initiatives. It may take years to determine whether and how Internet services are affected by existing laws, including those governing intellectual property, privacy, libel, product liability and taxation. Future legislation or judicial precedents could reduce Internet use generally and decrease its acceptance as a communications and commercial medium, adversely affecting our prospects after the Closing.

        Risks Associated with Dependence on Key Personnel.    Execution of the Lantern Group's business plan will be dependent to a large extent upon its ability to attract and retain highly skilled technical, managerial and marketing personnel. Current compensation and benefit levels could contribute to the loss or reduced productivity of personnel and impair the Lantern Group's ability to attract new personnel, either of which could have a material adverse affect on our operations and financial prospects after completing the Lantern Transaction. In addition, Sonoptic's operations require specific skills for digital encoding of analog video and indexing and managing digital video content. Specialized training must take place in the workplace, requiring an ongoing investment to effectively integrate new employees and assist existing staff attain the most up-to-date skills. Because demand for these skills is high in its competitive environment, Sonoptic in particular risks losing staff and its investment in developing their skills to larger firms with greater resources.

        Control by Zi.    After the Closing, Zi will own Exchangeable Shares entitling it to 45% of our common stock, with the possibility of increasing its interest in the Company to 47.4% through the Earnout based on total shares outstanding at the time of the Closing. The affirmative vote by holders of a majority of our common stock will continue to be required after the Reincorporation for determining the outcome of any proposed business combination or other extraordinary transaction, and our directors will continue to be elected by affirmative vote from holders of a plurality of the votes cast in the election. Accordingly, our current shareholders other than AOG will be unable to control the outcome of any proposed merger or other extraordinary transaction, the election of any Board members or any other aspects of corporate governance after the Closing, and the voting power to determine these matters will be shared by Zi and AOG. See "Principal Shareholders."

Summary Historical and Pro Forma Financial Data

        The following table sets forth a summary of historical and pro forma financial information for the Company as of the dates and for the periods indicated. Except as otherwise noted, the historical financial information presented below is derived from the audited Financial Statements of the Company incorporated by reference in this proxy statement. See "Documents Incorporated by Reference." This information should be read in conjunction with those Financial Statements and the accompanying Notes.

        The summary pro forma financial information presented below gives effect to the Lantern Transactions and the AOG Transactions as of the beginning of each period reported in the Pro Forma Summary of Operations and as of the balance sheet date for the Pro Forma Summary Balance Sheet Data. This information is unaudited and should be read in conjunction with the Consolidated Financial Statements of the Lantern Group and the related Notes thereto as well as the Unaudited Pro Forma Consolidated Financial Statements of the Company and the related Notes thereto included at the end of this proxy statement. See "Financial Information." This information does purport to be indicative of the results of operations or financial position of the Company that would have actually been obtained if those transactions had been completed as of the assumed dates and for the periods presented, or results that may be obtained in the future.

        The Pro Forma Summary Balance Sheet Data reflects a preliminary allocation of the purchase price for the proposed acquisition to major categories of Lantern Group assets and liabilities using the Company's preliminary determination of purchase accounting adjustments based upon available information and certain assumptions that the Company believes to be reasonable. Those assumptions are summarized in the Notes accompanying the Unaudited Pro Forma Consolidated Financial Statements of the Company included at the end of this proxy statement. The actual allocation of purchase price is subject to change, and the resulting effect on income (loss) from operations may differ significantly from the pro forma amounts included herein.

(In thousands, except per share data)

	Three Months Ended March 31, 2002		Year Ended December 31, 2001
	Historical	Pro Forma	Historical	Pro Forma
	Unaudited			Unaudited
Summary of Operations:
Net sales	$17	$534	$2,855	$5,537
Cost of goods sold	27	222	3,068	4,060

Gross profit (loss)	(10)	312	(213)	1,477
Royalty and other income	23	23	10	10

	13	335	(203)	1,487
Selling, general and administrative expenses	142	683	1,195	3,393
Depreciation and amortization	6	133	209	709
Impairment of goodwill	—	—	1,293	1,293
Other loss (gain), net	—	—	(105)	(105)

Operating loss	(135)	(481)	(2,795)	(3,803)
Other income (expense)	15	(34)	(149)	(337)

Loss before income taxes	(120)	(515)	(2,944)	(4,140)
Income taxes	—	—	33	33

Net loss	$(120)	$(515)	$(2,977)	$(4,173)

Net loss per common share:
Basic	$(.03)	$(.01)	$(.72)	$(.06)
Diluted	$(.03)	$(.01)	$(.72)	$(.06)
Weighted average common shares outstanding	4,127	65,977	4,127	65,977
	As of March 31, 2002
	Historical	Pro Forma
	Unaudited
Summary Balance Sheet Data:
Working capital (deficit)(1)	$(1,187)	$107
Total assets(1)	252	15,307
Long term debt	—	3,516
Shareholders' equity (deficit)(1)	(985)	9,738

(1)
Pro forma amounts include $1.5 million equity infusion in the AOG Transactions consummated in April 2002.

Determination of the Purchase Price

        General.    In determining the purchase price for the capital stock of MagicVision, our Board relied primarily on its evaluation of the market and revenue growth potential of its Lantern Group subsidiaries over the next two years to derive a fair market valuation of the enterprise. The Board also evaluated the relative contributions of the Company and the Lantern Group to the value of the combined enterprise. These methodologies resulted in the determination to issue the JKC Note for approximately four times our current cash position plus a number of Exchangeable Shares that will represent 45% of our outstanding common stock when exchanged for the JKC Shares. The basis for these determinations are discussed separately below.

        Fair Market Valuation.    Our Board believes the Lantern Group is positioned to reverse the recent decline in its revenue base and achieve substantial growth in subscription and sponsorship fees for its e-education services in both existing and new markets over the next few years. This conclusion was premised on the Board's assessments of both the education marketplace in general and the market position and potential of the Lantern Group in particular.

        The size and growth rate of the education market in North America is generally believed to rank second only to healthcare. Government agencies and other organizations responsible for funding educational systems are continuously seeking innovative ways to help secure and optimize needed services and supplies within tightly controlled budgets. While the Internet presents clear delivery and cost containment opportunities to address these needs, the e-learning space remains relatively undeveloped despite the increasing popularity, penetration and bandwidth of Internet resources generally available to students. Most participants in this market have publishing backgrounds, with no direct path to educators or students. Penetration into schools and homes is fragmented, and most services lack the curriculum correlated content that schools, teachers and students require. Our Board believes this market presents significant opportunities, both domestically and internationally.

        In Canada, MLC already has both market penetration and curriculum correlated content. Reaching millions of students across Canada in their daily lives for over 25 years; MLC brings an extensive library of visual learning materials to over 75% of Canadian classrooms, delivering over 100,000 videocassettes each year, chosen by educators from its library of more than 13,000 titles. MLC believes this represents one of the largest exclusive collections of its kind not only in Canada but worldwide. To realize its value, the educational professionals on MLC's staff correlate the video content to the curriculum for schools in each province, making selection easy for end users. Our Board believes the market share and resulting franchise value attained by the Lantern Group within the Canadian education system, coupled with its relationships with key content suppliers and producers, can be at least partially replicated in both U.S. and world markets.

        In particular, our Board considered the potential for MLC's collaboration with Zi to take advantage of its established presence in China during the last ten years through Oztime, its Beijing based e-learning subsidiary. Oztime currently markets to educational institutions in China a web based instructional tool for learning English, which is mandated in many schools. In view of the appetite for English language educational content in China, our Board concluded the Oztime contacts and franchise could facilitate opportunities for MLC to significantly expand its revenue base by sublicensing part of its content for use in this market.

        Because of MLC's established position in the Canadian e-education market, our Board also considered the corporate sponsorship potential inherent in the Lantern Group's franchise. MLC demonstrated this potential in a brand awareness program launched in Canada by Campbell Soup Company in 1998. Within three years, MLC had registered over 5,000 schools for collecting Campbell's labels under its Labels for Education™ program. Our Board believes the Lantern Group's access to educators as well as students and their parents in its home market could provide opportunities for further revenue growth through similar corporate sponsorship programs.

        Our Board's revenue model also accounted for the Lantern Group's expansion opportunities through Internet enabled services. Having adapted to new technologies since 1975, from 16mm film distribution to videocassettes, then to digital CD and DVD products, MLC not only offers educational content on demand through high-speed Internet channels, but has also completed a pilot in Canadian schools for its TutorBuddy innovation, to be launched as a web-based subscription model for student support at home. Under this program, TutorBuddy content is provided under corporate sponsorships to all schools at no cost, with the expectation that the exposure will drive subscription business from students for home use, while sponsors secure desired recognition through millions of impressions acknowledging their underwriting contributions.

        On the basis of these initiatives and opportunities, our Board concluded that the Lantern Group's potential for revenue growth over the next two years supports a fair market valuation in a range of $10 million to $14 million. Because Zi elected to retain a significant ongoing interest in Lantern Group operations through ownership of Exchangeable Shares with exchange rights for our common stock, valued at $.31 per share for this purpose, our Board determined that a mid-range valuation of $12,222,500, payable approximately 25% by issuance of the JKC Note and 75% by issuance of the Exchangeable Shares, would be consistent with its fair market valuation. If future performance fails to justify this conclusion, however, our purchase price for the Lantern Group will prove inflated, and our shareholder value will suffer accordingly. See "Risk Factors" above.

        Contribution Analysis.    To supplement its revenue model evaluation, our Board also analyzed the relative contributions of the Company and the Lantern Group to the combined enterprise. The analysis focused on relative prospective contributions both currently and prospectively. Based on this analysis and its assessment of the Company's future performance and prospects in the absence of the Lantern Transactions or a comparable strategic combination, the Board determined that the relative contributions of the Company and the Lantern Group to the value of the combined enterprise supported the issuance of the JKC Note for approximately four times our cash position plus the 45% equity interest represented by the Exchangeable Shares.

Reasons for the Board's Authorization of the Lantern Transactions

        Our Board determined that the Lantern Transactions are in the best interests of the Company and are fair to our existing shareholders in all respects, including financial, timing and procedural considerations. The Board considered the factors summarized below in reaching this conclusion.

  •
  The Board believes the Lantern Group acquisition will address its objective of redirecting our business to a market sector with more growth potential and less risk than our historical apparel distribution business. The Lantern Transactions are expected to achieve this objective by concentrating our remaining resources in efforts to expand the geographic reach of an established participant in a sizable e-education market. By targeting a cash constrained participant in that market to implement our business redirection and using our stock and JKC Note as currency for the acquisition, the Board sought to balance the attendant risks of depleting the equity infusion from the AOG Transactions against the potential benefits of the acquisition for maximizing our shareholders' investment values through reduced ownership of a combined enterprise with greater upside than their current investment in the Company.

  •
  Because our primary assets remaining after the contraction of our apparel distribution business are cash and cash equivalents, the Lantern Transactions also address Zi's objective of securing capital for its Lantern Group subsidiaries on acceptable terms while retaining an ongoing equity interest in Lantern Group operations through its 45% ownership interest in the Company. This enabled us to negotiate acquisition terms considered relatively favorable by our Board.

  •
  The Board also considered that completion of the Lantern Transaction will increase our shareholders' equity substantially above $4 million and satisfy our plan for regaining compliance with AMEX standards for the continued listing of our common stock. In the absence of the Lantern Transaction or comparable alternative for increasing our shareholders' equity to that level by September 30, 2002, our common stock will be subject to delisting by the AMEX. See "Background of the Proposals—Business Redirection."

Interests of Affiliates

        AOG, which acquired 83% of our common stock in the AOG Transaction on April 26, 2002, is an affiliate of The Lancer Group Inc., Lancer Offshore, Inc. and Lancer Partners L.P. See "Background of the Proposals—Business Redirection—Equity Infusion." These affiliates of AOG own beneficially an aggregate of 9.7% of Zi's outstanding common shares.

Dissenters' Rights

        Under New York law, shareholders who object to the Lantern Transactions are not entitled to any appraisal or dissenters' rights.

Vote Required

        Issuance of the JKC Shares does not require approval by our shareholders under federal or state law or our certificate of incorporation. Shareholder approval of this Proposal is being solicited because the JKC Shares to be issued under the Trust Agreement and transferred to Zi or any other holder of Exchangeable Shares upon their exchange or redemption will represent 45% of our outstanding common stock upon completion of the Lantern Transactions, and the applicable AMEX listing rules require approval from a listed company's shareholders for any stock issuance involving more than 20% of its outstanding capital stock. For the reasons summarized above, our Board unanimously authorized the Lantern Transactions and related issuance of the JKC Shares. Accordingly, the Board recommends that shareholders vote "FOR" the Proposal to approve the issuance of the JKC Shares as part of the Lantern Transactions.

PROPOSAL 2—DELAWARE REINCORPORATION

Terms of the Reincorporation

        Our Board has adopted a resolution authorizing the Delaware Reincorporation on the following terms:

  •
  Prior to the Closing, we will form a wholly owned subsidiary under the laws of the State of Delaware (the "Delaware Sub").

  •
  The certificate of incorporation of the Delaware Sub will be the same as our charter, modified for a change in corporate name and elimination of the so-called "fair price" provisions in our charter. See "Fair Price Issues" below.

  •
  As soon as practicable after the Closing, the Company will merge (the "Reincorporating Merger") into the Delaware Sub, which will be the surviving corporation and the parent company of MagicVision after the Reincorporating Merger (the "Delaware Company").

  •
  In the Reincorporating Merger, without any action by our shareholders, each share of our common stock then outstanding will be converted into one share of the Delaware Company's common stock. In addition, each outstanding option or other right to acquire shares of our common stock will be converted into an option or other right to acquire the same number of shares of the Delaware Company's common stock on the same terms and conditions.

  •
  The plan and agreement of merger for the Reincorporating Merger (the "Reincorporating Merger Agreement") will provide for a change in the corporate name of the Parent Company at the time of the Reincorporating Merger to "Magic Lantern Corporation" or a substantially similar name.

NO ACTION NEED BE TAKEN BY SHAREHOLDERS TO EXCHANGE THEIR STOCK CERTIFICATES FOR NEW STOCK CERTIFICATES OF THE DELAWARE COMPANY AFTER THE REINCORPORATING MERGER. CERTIFICATES FOR COMMON SHARES IN THE COMPANY WILL AUTOMATICALLY REPRESENT AN EQUAL NUMBER OF COMMON SHARES IN THE DELAWARE COMPANY UPON COMPLETION OF THE DELAWARE REINCORPORATION.

Reasons for the Board's Authorization of the Delaware Reincorporation

        Our Board has unanimously authorized the Reincorporating Merger and recommends its approval by our shareholders for the following reasons:

  •
  The Board believes the Delaware Reincorporation will enhance our ability to attract and retain qualified members to the Board and encourage our directors to continue to make independent decisions in good faith on behalf of the Company due to the increased flexibility and predictability afforded by Delaware law. It may also enable us to compete more effectively with other public companies, most of which are incorporated in Delaware in response to the favorable corporate environment afforded by Delaware law.

  •
  In negotiating the Purchase Agreement, Zi requested the Delaware Reincorporation as a means for maximizing the value of our public franchise. Our Board agreed to solicit approval of the Reincorporating Merger by our shareholders as part of the Lantern Transactions.

  •
  The Board determined that coordinating the corporate identity of the Delaware Company and the Lantern Group after our acquisition will facilitate our business redirection, including plans to pursue licensing opportunities for the Magic Lantern trademark.

Comparison between New York and Delaware Law

        The rights of our shareholders after the Reincorporating Merger will be governed by Delaware rather than New York corporate law. Although the corporate laws in these states are substantially alike in most areas, Delaware law does not afford minority shareholders some of the rights and protections available under New York law. Reincorporation in Delaware may make it more difficult for minority shareholders to elect directors and influence Company policies. The principal differences between New York law and Delaware law as they affect shareholders are summarized in the following table. Differences we consider most significant in view of the control positions to be held by AOG and Zi after the Lantern Transaction are discussed in more detail after the table.

Action	Delaware Law	New York Law
Removal of Directors:	Directors can be removed by holders of at least a majority of the outstanding stock entitled to vote on the matter, or any larger percentage specified in the charter. The board of directors may not remove a director with or without cause.	Generally, directors may be removed for cause by majority vote of the shareholders or, if the charter or a bylaw adopted by shareholders so provides, by directors. Directors may also be removed by shareholders without cause, but only if the charter or bylaws so provide.
Merger or Sale:
Unless otherwise provided in the charter, a merger, consolidation or a sale of all or substantially all of a corporation's assets requires approval by the holders of a majority of the stock present in person or by proxy at the meeting held to vote on the matter.
A merger, consolidation or a sale of all or substantially all of a corporation's assets requires approval by shareholders representing at least tw0-thirds of the outstanding stock entitled to vote on the matter, with certain exceptions.
Shareholder Action by Written Consent:
	Unless otherwise provided in the charter, shareholders may act without a meeting by written consent of a majority (or any required supermajority) of the voting power of the outstanding common stock entitled to vote on the matter, and notice need not be given to shareholders as long as a description of the action is sent to shareholders within after the date of the written consent.	Shareholders may act without a meeting by written consent only if unanimous.

Amendment of Charter and By-laws:
	A charter or bylaw amendment requires approval by vote of the holders of a majority of the outstanding stock entitled to vote on the matter and by the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class.	A charter or bylaw amendment requires approval by the board of directors and by vote of the holders of a majority of the outstanding stock entitled to vote on the matter.
Exculpation of Directors and Officers:
The personal liability of a director for breach of fiduciary duty may be limited or eliminated except for (1) breaches of the duty of loyalty, (2) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (3) the payment of unlawful dividends or unlawful stock repurchases or redemptions or (4) transactions in which a director received an improper personal benefit. Exculpatory provisions must be set forth in the charter and will not relieve directors of liability for acts or omissions predating the charter provision.
The personal liability of a director for any breach of duty may be limited or eliminated, except where a judgment establishes that (1) his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (2) he personally gained a financial profit to which he was not legally entitled or (3) his acts were in violation of certain criminal law provisions regarding dividends, distributions and loans to directors. Provisions for limitation of liability must be set forth in 6the charter and will not relieve directors from any liability or acts or omissions predating the provision.
Indemnification and Insurance
Delaware Law permits broad indemnification and the purchase of directors' and officers' insurance. In general, the person to be indemnified must have acted in good faith and in a manner consistent with (or not opposed to) the best interests of the corporation.
New York Law permits broad indemnification and the purchase of directors' and officers' insurance. In general, the person to be indemnified must have acted in good faith and in a manner consistent with the best interests of the corporation.

Director Loans and Guarantees
	The board of directors may authorize loans by a corporation to, or guarantees by the corporation of the obligations of, any director of the corporation who is an officer or other employee of the corporation whenever, in the judgment of the board, the loan or guarantee may reasonably be expected to benefit the corporation.	Shareholders must approve loans by a corporation to a director and guarantees by the corporation a director's obligations.
Dividends and Redemptions
	Dividends may be paid from surplus, defined as the excess of net assets over stated capital. If there is no surplus, Delaware allows the corporation to apply net profits from the current or preceding fiscal year, with certain exceptions. Delaware law generally permits redemption of stock if provided for in the charter, but only if the stated capital of the corporation is not impaired.	Dividends may be paid from surplus, defined as the excess of net assets over stated capital. New York law generally permits redemption of stock if provided for in the charter, but only from surplus.
Appraisal Rights	Generally available if shareholders receive cash in exchange for the shares and in certain other circumstances.	Generally available in a merger or consolidation or certain other transactions except when shares are listed on a national exchange or on the Nasdaq National Market.
Preemptive Rights	Not available unless provided in the charter.	Available unless the charter provides otherwise.

Restrictions on Transactions with Interested Shareholders
Unless waived in the charter, an interested shareholder is restricted from engaging in any business combination with the corporation for three years after becoming an interested shareholder unless (1) the board approves the business combination, (2) the interested shareholder owns at least 85% of the corporation's voting stock or (3) the board approved the transaction resulting in the interested shareholder attaining that status.
Unless waived in the charter, there is a three-year restriction on transactions between public corporations and the holder of 10% or more of the corporation's outstanding capital stock unless the transaction was approved before the shareholder's interest exceeded 10% of the corporation's outstanding stock. Even after the expiration of the three-year period, the transaction will remain prohibited unless (1) the board of directors approved the transaction before the shareholder became "interested" or (2) the transaction is approved by a majority of disinterested shareholders.

Fair Price Issues

        Provisions of both New York law and Delaware law may help to prevent or delay changes of corporate control. In particular, corporate laws in both States restrict or prohibit an interested stockholder from entering into certain types of business combinations unless the board of directors approves the transaction in advance or other conditions are satisfied.

        Under New York law, an interested shareholder is generally prohibited from entering into certain types of business combinations with a New York corporation for a period of five years after becoming an interested shareholder, unless the board of directors approves either the business combination or the acquisition of stock by the interested shareholder before the status of interested shareholder is attained. An "interested shareholder" under New York law is generally a beneficial owner of at least 20% of the corporation's outstanding voting stock.. Business combinations covered by New York law include (1) mergers and consolidations between the corporations and an interested shareholder or its affiliates; (2) sales, leases, mortgages or other dispositions to an interested shareholder of assets with an aggregate market value of 10% or more of the corporation's consolidated assets or outstanding stock, or representing 10% or more of the consolidated earning power or net income of the corporation, (3) issuances and transfers to an interested shareholder of stock with an aggregate market value of at least 5% of the aggregate market value of the outstanding stock of the corporation; (4) liquidation or dissolution of the corporation proposed by an interested shareholder; (5) reclassification or recapitalization of stock that would increase the proportionate stock ownership of an interested shareholder and (6) the receipt by an interested shareholder of any benefit from loans, guarantees, pledges or other financial assistance or tax benefits provided by the corporation.

        New York law allows a business combination involving an interested shareholder if it is approved by holders of a majority of the voting stock not owned by the interested shareholder or its affiliates or associates. Business combinations are also permitted when certain statutory "fair price" requirements are met. Although our charter includes these provisions, the Purchase Agreement prohibits Zi from voting the JKC Shares or taking any other action to approve a business combination involving the Company and any affiliate of Zi within three years after the Closing if the consideration to be received in the transaction on an equivalent per share basis is less than $.31 per share of our common stock or the transaction is approved by a majority of our minority shareholders. See "Proposal 1—Acquisition of the Lantern Group—Post Closing Covenants."

        Under Delaware law, an interested shareholder is generally prohibited from entering into certain types of business combinations with a Delaware corporation for three years after becoming an interested stockholder. An "interested stockholder" under Delaware law is any person other than the corporation and its majority owned subsidiaries who owns or within the preceding three years owned at least 15% of the corporation's outstanding voting stock. Prohibited combinations include (1) mergers or consolidations, (2).sales, leases, exchanges or other dispositions of 10% or more of the aggregate market value of all assets or outstanding stock of the corporation, (3) issuances or transfers by the corporation of its stock that would increase the proportionate share of stock owned by the interested shareholder, (4) receipt by the interested shareholder of the benefit of loans, advances, guarantees, pledges or other financial benefits provided by the corporation and (5) any other transaction, with certain exceptions, that increases the proportionate share of the stock owned by the interested shareholder.

        These provisions do not apply if (1) if the board of directors, acting prior to the time the shareholder became an interested stockholder, approved the business combination or the transaction that resulted in the shareholder becoming an interested stockholder, (2) the interested stockholder, after attaining that status, owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, subject to technical calculation rules, (3) on or after the time the interested stockholder attained that status, the board of directors approved the business combination, and the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder also ratified the business combination at a shareholders' meeting.

        Under Delaware law, a Delaware corporation may opt out of these provisions in its charter. Because our minority shareholders already have the same protections under the Purchase Agreement as well as the AOG Agreement as the "fair price" restrictions afforded by New York law, the Delaware Company's charter will include an opt out from the Delaware statutory restrictions to optimize our flexibility in any future financing or strategic transactions with unaffiliated parties.

Dissenters' Rights

        Under New York law, shareholders who object to the Reincorporating Merger are not entitled to any appraisal or dissenters' rights.

Vote Required

        Under New York law, the affirmative vote of the holders of at least two-thirds of our common stock outstanding on the record date is required for the approval of the Reincorporating Merger. Our Board recommends that shareholders vote "FOR" the proposed Reincorporating Merger.

PROPOSAL 3—LANTERN OPTION PLAN

Terms of the Lantern Plan

        Covered Shares.    Subject to completion of the Lantern Transactions, the Lantern Plan authorizes the grant of options to purchase an aggregate of 4.5 million shares of our common stock, representing 6% of our common stock to be outstanding after issuance of the JKC Shares. Options may be granted under the Lantern Plan are intended to be treated as nonqualified stock options within the meaning of the Internal Revenue Code. Shares covered by the Lantern Plan may be either previously unissued or reacquired shares. Shares that cease to be subject to an option because of its expiration or termination will again be available for the grant of options until termination of the Lantern Plan.

        Administration.    All officers and other employees of MLC and its subsidiaries will be eligible to receive options under the Lantern Plan. The Compensation Committee of our Board will be responsible for administering the Lantern Plan. Except for option grants provided for in the Lantern Plan in accordance with the term of the Purchase Agreement, the Compensation Committee will have sole discretion to select persons to receive options, determine the number of shares subject to each grant and prescribe the other terms and conditions of each award. See "Initial Grants" below.

        Exercise Price.    The exercise price of each option granted under the Lantern Plan must be equal to the fair market value of our common stock, as determined by the Compensation Committee at the time the option is granted. This was established at $.31 per share for all of the Initial Options based on the closing price of our common stock immediately preceding the date the Lantern LOI was executed. Payment in full of the exercise price must be made upon the exercise of each option either in cash, shares of our common stock with a fair market value equal to the exercise price or by a combination of cash and shares equal to the exercise price. The proceeds received upon the exercise of options granted under the Lantern Plan will be used for general corporate purposes.

        Termination.    Options granted under the Lantern Plan may not be transferred except to the personal representative of a deceased employee. The Lantern Plan provides for a period of three months during which an option, to the extent vested, may be exercised after the termination of a holder's employment for any reason other than cause, as defined in the Lantern Plan. No options may be granted under the Lantern Plan after July    , 2007, although the expiration date of previously granted options may extend beyond that date. The maximum term of any option is five years.

        Adjustments.    The number of shares covered by the Lantern Plan and the exercise price of outstanding options are subject to customary antidilution adjustments in the event of any recapitalization or similar change affecting the common stock. In the event the Delaware Company sells all or substantially all its consolidated assets, dissolves, merges or consolidates with another company or is involved in a tender offer for all or a substantial portion of its common stock, the Compensation Committee may amend all outstanding options to (1) permit their exercise prior to the effective date of the transaction or terminate unexercised options as of that date, (2) require the forfeiture of all options, provided the Parent Company pays each grantee the excess of the fair market value of the common stock on that date over the option exercise price, or (3) make other provisions that it deems equitable.

        Plan Amendments.    The Board may amend the Lantern Plan without further shareholder action, except for a modification that would (1) increase the number of covered shares, (2) extend the maximum option term or the expiration date of the Lantern Plan, (3) permit grants below the fair market value of the common stock on the date of grant or (4) materially increase the benefits or modify the eligibility requirements under the Lantern Plan. No amendment may adversely affect any then outstanding option without the consent of the holder.

        Initial Grants.    In accordance with the terms of the Purchase Agreement, the Lantern Plan provides for the issuance of options at the Closing to the following officers and directors of MLC and its subsidiaries, exercisable for the respective number of shares of our common stock set forth opposite their names below ("Initial Options") at an exercise price equal to the closing price of the common stock on the AMEX on the date the Lantern Plan is approved by our shareholders. The Initial Options will have a three-year term and will become exercisable in one-third cumulative annual installments, commencing six months after the Closing. Upon a change of control, as defined in the Lantern Plan, any unvested option will automatically become 100% vested.

INITIAL GRANTS UNDER THE LANTERN PLAN

Name of Recipient	Position with the Lantern Group	Covered Shares
D.R. Connolly	President of MLC
Thomas J. Sandor	Chief Operating Officer of MLC
George Wright	Executive Vice President of MLC
Shane Hilkowitz	Vice President—Finance of MLC
Greg Agrams	Vice President of Sonoptic

Federal Income Tax Matters

        An employee receiving an option under the Lantern Plan will not recognize taxable income upon the grant. Upon exercise of the option, the holder will recognize ordinary income to the extent of the difference between the option exercise price and the fair market value of the stock on the date the option is exercised (the "Compensation Element"). Upon sale of the stock received upon exercise, the holder will generally recognize capital gain or loss equal to the difference between the sale proceeds and the fair market value of the common stock on the date of exercise. The Company will be entitled to a federal income tax deduction equal to the Compensation Element upon the exercise of an option.

Reasons for the Board's Authorization of the Lantern Plan

        The Board has recommended the Lantern Plan to offer management of the Lantern Group an opportunity to acquire or increase their proprietary interests in the Company, adding to their incentive to contribute to our performance and growth.

Vote Required

        Approval of the Lantern Plan requires affirmative votes by holders of a majority of the outstanding shares of the Company's common stock entitled to vote at the special meeting. The Board recommends that the shareholders vote "FOR" the Proposal to approve the Lantern Plan.

DIRECTORS AND OFFICERS

Current Directors

        Our Board is divided into two classes serving staggered two-year terms. Current directors and information about their business backgrounds is provided below.

        Kathryn E. Braithwaite was added to the Board as part of the AOG Transactions. She is a chemical engineer with 18 years of experience in the engineering, construction and environmental industries, most recently as Director of Sales and Marketing for Flour Daniel, a major E&C firm, prior to which she served as Vice President of Sales and Marketing for ContractorHub, an Internet exchange for construction goods and services. She has authored numerous technical articles in her field and currently holds a seat on the Energy and Environment Committee of the U.S. Chamber of Commerce. Ms. Braithwaite received a B.S. degree in chemical engineering from the University of Tennessee.

        Richard Geist was added to the Board as part of the AOG Transactions. He is President of The Institute of Psychology and Investing, Inc., a management consulting firm. He also publishes a micro-cap market newsletter, Richard Geist's Strategic Investing, and writes independent research reports for small and emerging companies. Dr. Geist serves as an Instructor in the Department of Psychology at Harvard Medical School and as a member of the Faculty of Massachusetts Institute for Psychoanalysis, the Board of Directors of David Derman's Institute of Psychology and Financial

Markets and the Editorial Board of the Journal of Psychology and Financial Markets. Dr. Geist received his undergraduate degree and Doctorate in Psychology from Harvard University.

        James J. Thomas II was added to the Board as part of the AOG Transactions. He has practiced law since 1976 with Long, Aldridge & Norman, an Atlanta based firm with additional offices in Washington, D.C. Initially focused on business and commercial litigation, his practice has shifted in focus since 1994 to sports and entertainment law. He has also served as outside general counsel to the Professional Karate Association for over 20 years. Mr. Thomas received both his BA and JD degrees from William & Mary, serving as Editor-in-Chief of its Law Review prior to graduating from its law school in 1976.

        Richard Siskind joined the Company as President, Chief Executive Officer and a director in May 1998 after acquiring a controlling interest from three of its founders. He has been in the apparel business for over 30 years, serving in a variety of roles and positions. By 1977, Mr. Siskind had assumed the presidency of David Small Industries, Inc. In 1982, he co-founded Apparel Exchange, Inc., an affiliated company. Both companies sold off-price men's, women's and children's apparel and reached sales aggregating over $100 million by 1989, when both companies were sold. In 1991, he founded R. Siskind and Company, Inc. ("RSC"), which is in the business of purchasing top brand name men's and women's apparel and accessories for redistribution to a global clientele of upscale off-price retailers.

Additional Information about the Board

        Actions by the Board in 2001.    During 2001, the Board took action, either at meetings or by consent, on a total of two occasions. No director attended or participated in fewer than 75% of these meetings or action by consent.

        Committees and Committee Meetings.    The Board has an Audit Committee and a Compensation Committee. Prior to the AOG Transactions, both committees were comprised of Robert Greenberg and Barry Fertel. During 2001, each of these Committees held two meetings. The Reconstituted Board appointed Kathryn E. Braithwaite and Richard Geist to its Audit Committee and James J. Thomas, II and Richard Geist to its Compensation Committee.

        Compensation of Directors.    No fees were paid to directors of the Company during 2001.

        Beneficial Ownership Reporting.    Based on a review of reporting forms filed with the Securities and Exchange Commission by officers and directors of the Company to disclose changes in their beneficial ownership of the Company's common stock, none of the Company's officers or directors failed to file any required reports on a timely basis during 2001.

Executive Compensation

        Background.    In May 1998, the Company's original founders relinquished their management roles and sold their controlling interests to Richard Siskind, who brought in a new management team from RSC to provide management services and office space to the Company. As part of the transaction (the "1998 Change of Control"), the Company entered into a management agreement with Mr. Siskind, providing for his services as CEO and for support services from other RSC personnel. See "Management Agreements" below.

        Compensation of Named Executive Officers.    The following table sets forth the total remuneration paid during the last three years to executive officers of the Company who earned over $100,000 in any of those years.

SUMMARY COMPENSATION TABLE

Long Term Compensation
Annual Compensation
Name and Principal Position						All Other Compensation
	Year	Salary	Bonus	Other(1)	Option/SAR Awards (#)
Richard Siskind President and CEO	2001 2000 1999	$200,000 200,000 200,000	— — —	— — —	— — —	— — —
Neil Fox(2) Chief Financial Officer	2000	100,000	$3,846	—	—	—

(1)
Perquisites and other benefits did not exceed 10% of any named officer=s total annual salary.

(2)
Served as an executive officer of the Company only during 2000.

        Stock Options.    Prior to the AOG Transactions, the Company maintained four stock option plans adopted since 1994 (the "Old Plans"). Three of the Old Plans are compensatory ("Old Compensatory Plans"), designed to supplement or replace employee salaries and director fees with options for an aggregate of up to 2.2 million shares of the Company's common stock. The fourth Old Plan was adopted in connection with the 1998 Change of Control, which included the purchase by Richard Siskind of 1.9 million shares of common stock from the Company's original founders. As part of that transaction, Mr. Siskind granted options to the founders to reacquire a total of 1.5 million shares from him at exercise prices ranging from $.50 to $1.50 per share (the "Founders Options"), and the Company issued to Mr. Siskind options to purchase up to 1.5 million newly issued shares of common stock on the same terms as the Founders Options, exercisable only to the extent the Founders Options are exercised (the "Mirror Options"). Later that year, Founders Options covering 1,350,000 shares of common stock were acquired from the holders by Jon Siskind, a former officer and director of the Company and the son of Richard Siskind.

        During 2001, no options were granted under the Old Plans to the Company's named executive officers. The following table sets forth information as of December 31, 2001 on stock options held by the named executive officers under the Old Compensatory Plans. No dollar value is provided for options listed in the table since the exercise price of the options exceeded the market price for the common stock at year end.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized	Number of Unexercised Options at Year End	Value of Unexercised In-the-Money Options at Year End
Richard Siskind	None	N/A	1,300,000	N/A
Neil Fox	None	N/A	20,000	N/A

        Employee Benefit Plans.    The Company maintained the Old Compensatory Plans to provide its officers, key employees and directors an opportunity to acquire or increase their proprietary interests in the Company, adding to their incentive to contribute to its performance and growth. The exercise price for options granted under the Old Compensatory Plans was fixed by a Compensation Committee of the Board at 100% of the market price of the common stock on the date of the grant. Each option was exercisable for periods of up to ten years from the date of grant, or three months after termination of employment, with certain exceptions. At December 31, 2001, options to purchase a total of 323,000 shares of common stock were available for future grants under the Old Compensatory Plans.

        Options granted under the Old Compensatory Plans covering a total of 1,877,000 shares of the Company's common stock were outstanding prior to the AOG Transactions at exercise prices ranging from $.30 to $1.00 per share. As part of the AOG Transactions, the Board adopted a new plan (the "Replacement Option Plan") providing for the exchange of each stock option then outstanding with a new option, exercisable for three years thereafter for the same number of shares at an exercise price of $.50 per share or the exercise price of the exchanged option, if less than $.50 per share. Because AOG Transactions constituted a change of control triggering the immediate vesting of any unvested options under the terms of the Old Plans, all of the Replacement Options vested immediately upon issuance. The following table shows options issued under the Replacement Option Plan at the closing of the AOG Transactions in April 2002. Because the exercise prices of all the options exceeded the prevailing market prices for the common stock on the issuance date, no dollar value is presented for the listed options.

GRANTS UNDER THE REPLACEMENT OPTION PLAN

		Old Options					Replacement Options
Name of Holder	Position	Number of Shares Covered		Exercise Price	Dollar Value		Number of Shares Covered	Exercise Price	Dollar Value
Richard Siskind	President and CEO	900,000 400,000 500,000 500,000 476,000	(1) (1) (1)	$.75 ..81 1.50 1.00 ..50	$	— — — — —	900,000 400,000 500,000 500,000 476,000	$.50 ..50 ..50 ..50 ..50	$	— — — — —
Beverly Roseman	Vice President	75,000 150,000		.81 ..63		— —	75,000 150,000	.50 ..50		— —
Jon Siskind	Vice President	75,000 150,000		.81 ..63		— —	75,000 150,000	.50 ..50		— —
Neil Siskind	Vice President	15,000 100,000		.44 ..30		— —	15,000 100,000	.44 ..30		— —
Other Employees (3 persons)		12,000.81				—	12,000.50			—

(1)
Represents Mirror Options, which are exercisable only to the extent of any exercise of the corresponding Founders Options. See "Background" above.

        Management Agreements.    Prior to May 2001, the Company and Richard Siskind were parties to a Management Agreement (the "Management Agreement"), providing for Mr. Siskind's employment as President and Chief Executive Officer for a three-year term that began with the 1998 Change of Control. In accordance with the Management Agreement, Mr. Siskind arranged a new credit facility for the Company, part of which he guaranteed, to provide the Company with adequate financial flexibility at lower costs than its prior facility. See "Background" above. Consistent with his objective of reducing the Company's overhead, Mr. Siskind received an annual salary of $200,000 for his services under the Management Agreement. In lieu of salary at a market rate, the Management Agreement provided for his receipt of the Mirror Options and the options issued to him under the other Old Plans.

        As part of the AOG Transactions, the Company entered into a new management agreement with RSC and Richard Siskind (the "2002 Management Agreement") providing for various transitional accommodations and services from RSC and Mr. Siskind for a period of up to five months pending the Company's relocation. These include:

  •
  The Company's continued use of the showroom space within the RSC offices, at no cost to the Company

  •
  Apparel inventory sales services of RSC personnel, also without cost to the Company other than related shipping and warehousing charges plus customary administrative costs and sales commissions

  •
  Restructuring of the Company's indebtedness to RSC to limit its recourse for repayment to proceeds from settlement of the Company's litigation against its domestic licensee of its Cross Colours trademark

  •
  Apparel inventory, litigation management and related services during the transition period from Mr. Siskind, who reserves the right to retain the office and authority of President of JKC pending the sale of all or substantially all the Company's apparel inventory in place as of the Closing

  •
  A lock up on sales of the Company's common stock held by Mr. Siskind through April 15, 2003.

        Compensation Committee Interlocks and Insider Participation.    The Compensation Committee of the Board is responsible for evaluating compensation arrangements for all officers and key employees and for administering the Company's employee benefit plans. Since May 1998, the Compensation Committee has been comprised of Messrs. Fertel and Greenberg. Neither one of these directors has ever served as an officer of the Company or any of its subsidiaries or had any related party transactions with the Company in 2001, except that the law firm in which Mr. Fertel is a partner provided legal services to the Company during the year.

Compensation Committee Report on Executive Compensation

        Compensation Policy.    During 2001, the Company provided below market compensation for its CEO and no salary for RSC personnel assigned to its operations, as contemplated by the Management Agreement. See "Management Agreements" above. Under its executive compensation structure, the Company has augmented the CEO's salary and provided incentive compensation to its other officers through stock option grants designed to attract and retain qualified executives with interests, as co-owners of the Company, identical to those of its unaffiliated shareholders. The Board's objective, reflected in recommendations by the Compensation Committee, is to integrate these compensation components with the annual and long term performance of the Company as well as the achievements and contributions of the individual executives. In this way, the Committee believes that the Company's compensation program enables it to balance the relationship between compensation and performance in the best interests of the shareholders.

        Salary Reductions.    Commencing in May 1998, current management substantially replaced the members of the Company's prior management, who resigned their positions with the Company between August and October 1998. They were replaced by Richard Siskind as President and CEO, Beverly Roseman and Jon Siskind as Vice Presidents and, during 2001, Neil Siskind as a Vice President and Galina Sosonko as Chief Financial Officer. Each agreed to accept stock options in lieu of any salary until the Company achieved sustained profitability, except that Richard Siskind also received a below market salary of $200,000 in accordance with the Management Agreement.

        Stock Options.    The Committee recommended that the management team added in 1998 receive option grants as the major or sole form of their compensation. In addition to the Mirror Options, which are not compensatory, Richard Siskind was awarded options in 1998 to purchase 900,000 shares of common stock at an exercise price of $.75 per share under one of the Old Compensatory Plans and options to purchase 400,000 shares of common stock at an exercise price of $.8125 per share under a separate Old Plan. Prior to 2001, Beverly Roseman and Jon Siskind were each awarded options to purchase 150,000 shares of common stock at an exercise price of $.625 per share and subsequent options to purchase an additional 75,000 shares of common stock at an exercise price of $.8125 per share a under the Old Compensatory Plans. Since these option packages vested over three years, no additional options were granted to these officers in 2001 or 2000. During 2001 and 2000, Neil Siskind, a son of Richard Siskind, provided executive services to the Company under the Management Agreement and received options to purchase an aggregate of 115,000 shares of common stock at exercise prices ranging from $.30 to $.4375 per share. All of the outstanding options were exchanged under the Replacement Option Plan in April 2002. See "Employee Benefit Plans" above.

        Conclusion.    The Committee believes that the executive compensation policies implemented through its recommendations serve the interest of the Company's shareholders and the long range goals of the Company.

This report has been approved by the following members of the Compensation Committee:	BARRY FERTEL	ROBERT GREENBERG

Report of the Audit Committee

        The Audit Committee is responsible for monitoring the Company's internal controls and financial reporting process. The Committee held discussions with representatives of Mahoney Cohen & Company, CPA, P.C., the Company's independent auditors ("Mahoney Cohen"), to review the results of its audit of the Company's financial statements for the year ended December 31, 2001 and its evaluation of the Company's internal controls and financial reporting process. Mahoney Cohen also provided the Committee with information relating to its independence. Based on its discussions with Mahoney Cohen and related meetings with Company management, the Committee recommended that the Board approve the financial statements for inclusion in the Company's annual report on Form 10-K for the year ended December 31, 2001 and approve the retention of Mahoney Cohen as independent auditors for 2002.

This report has been approved by the following members of the Compensation Committee:	BARRY FERTEL	ROBERT GREENBERG

Fees Incurred for Services of Mahoney Cohen

        For 2001, the Company incurred $59,769 in fees for audit services rendered by Mahoney Cohen, including review of quarterly statements. Mahoney Cohen did not provide any information technology services to the Company in 2001 but did provide services related to the preparation of federal, state and local tax returns and other related tax matters, for which the Company incurred fees aggregating $14,327 in 2001.

Performance Graph

        The following graph compares the yearly percentage change in the Company's cumulative total shareholder return with the cumulative return (assuming reinvestment of dividends) of (i) the Russell 2,000 Index and (ii) an Apparel Index group as published by Value Line. Inc.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

$250
$200
$150
$100
$50
$0
Stage II Apparel Corp
Russell 2000 Index
Apparel
$100.00
$122.20
$116.66
$144.32
$118.86
$156.78
$140.06
$195.75
$134.60
$236.16
$135.99
$43.82
$50.08
$56.34
$31.66
$23.13
1996
1997
1998
1999
2000
2001

Assumes $100, invested at the end of December 1996 in the Company's common stock, the Russell 2000 Index and the Value Line Apparel Index. Also assumes reinvestment of dividends. Source: Value Line, Inc.

PRINCIPAL SHAREHOLDERS

        The following table shows the amount of common stock beneficially owned as of June 30, 2002 by (1) each person who we know owns beneficially more than 5% of the common stock, (2) each director of the Company, (3) each named executive officer and (4) the directors and named executive officers as a group.

5% Shareholders	Address of 5% Beneficial Owners	Common Stock Beneficially Owned		Percentage of Class
Alpha Omega Group, Inc.	350 Bedford Street, Suite 307 Stanford, CT 06901	30,000,000		82.5%

Richard Siskind	1385 Broadway New York, NY 10018	3,200,000	(1)	8.5%

Named Executive Officers and Directors
Richard Siskind		3,200,000	(1)	8.5%
Kathryn E. Braithwaite		50,000	(2)	—
Richard Geist		50,000	(2)	—
James J. Thomas II		50,000	(2)	—
All named executive officers and directors as a group (4 persons)		3,350,000	(1)	8.8%

(1)
Includes a total of 1,300,000 shares issuable upon the exercise of options vested under the Replacement Option Plan. Excludes shares issuable to Richard Siskind upon exercise of the Mirror Options. See "Executive Compensation—Stock Options."

(2)
Reflects shares issuable upon the exercise of options vested under the Old Compensatory Plans.

CERTAIN TRANSACTIONS

        During 2001, certain employees of RSC, a company controlled by Richard Siskind, the President, Chief Executive Officer and a director of the Company, performed services for the Company at RSC's cost of approximately $29,000, and the Company shared RSC's office and warehouse space at RSC's cost of approximately $72,000. At December 31, 2001, the Company was indebted to RSC in the amount of $475,000. Interest of $21,000 accrued on the debt at 8% was paid to RSC during 2001.

        The Company subleased showroom and office space during 2001 at 1385 Broadway in New York City from a company owned by Jon Siskind, a former officer and director of the Company and the son of Richard Siskind. Rent of $19,000 was paid for the sublease during 2001.

        It is the Company's policy to structure any transactions with related parties only on terms that are no less favorable to the Company than could be obtained on an arm's length basis from unrelated parties.

BUSINESS OF THE LANTERN GROUP

        The following information has been provided by or on behalf of Zi. Based on our due diligence review in connection with the Lantern Transactions, we believe the factual statements included in this information are accurate. Any forward looking statements should be read in conjunction with our cautionary disclosures under the caption "Proposal 1—Acquisition of the Lantern Group—Risk Factors."

Introduction

        The Lantern Group is primarily engaged through MLC as a distributor of educational video content to schools and students throughout Canada. Since its inception in 1975, the Lantern Group has expanded its services to include program repurposing and digital delivery. The Lantern Group's objective is to become the largest, indexed, learning video content provider in Canada, and to ultimately extend that franchise to the United States, China and other markets. In March 2002, in connection with a management buyout of MLC through MagicVision, the Lantern Group was acquired by Zi through the purchase of the MagicVision Shares for $1,359,000 (including transaction costs), plus 100,000 common shares of Zi valued at approximately $499,000, resulting in the following corporate structure:

History of Lantern Group

        The major events in the Lantern Group's business evolution are listed below:

Date	Event
1975	MLC was formed with exclusive rights to distribute Walt Disney educational film product in Canada.
1977	MLC signed a distribution agreements with Altchul Group Corporation, company based in Illinois, increasing representation to 50 producers and over 3,000 titles.
1981	MLC launched the first educational video collection of United Press International News video resources.
1983	MLC commenced distance education/educational television initiatives, becoming a distributor for Annenberg/CPB MLC also began providing content for Canadian educational networks.
1985	MLC concluded the acquisition of video rights for 100% of its library.
1990	MLC and Teleset Canada formed Canadian Satellite Services Inc., with interests of 75% and 25%, respectively ("CSS"), to explore alternative methods of educational content delivery in Canada.
1991	MLC acquired digital rights from various content suppliers and producers to facilitate compression technologies needed for satellite delivery.
1994	Sonoptic acquired rights to implement CSS' initiatives for developing digital video services for NBTel, now Aliant telecom. The headquarters of Sonoptic were moved to New Brunswick in connection with an investment from the Government of New Brunswick giving it a 25% interest in Sonoptic.

1994	MLC entered into a contract with the British Columbia Ministry of Education to provide exclusive marketing and distribution services for curriculum recommended resources to British Columbia's public schools. BC Learning Connection Inc. was established in British Columbia to implement the initiative.
1996	The outstanding shares of MLC were acquired by NTN Interactive Network Inc.("NTN").
1997	MLC acquired the assets of Image Media Ltd., a wholly owned subsidiary of Vidatron Entertainment Group Inc. of Vancouver, British Columbia ("Image Media"). The assets including a west coast media duplication facility, educational software sales connections and approximately 1,000 new titles.
1998	Sonoptic received a research and development grant to develop VideoBase™ software, a digital video utility to chapter and index linear video.
2000	MLC launched its first digital video content offering to Canadian schools.
2000	MLC and Sonoptic began the development of TutorBuddy.com.
2000	MLC acquired the assets and business operations of Richard Wolff Enterprises, Inc., a company based in Illinois ("RWE"), expanding MLC's library of educational titles and providing access to an international distribution infrastructure developed by RWE.
2001	MagicVision was incorporated by management of the Lantern Group in anticipation of completing a management buyout of MLC from NTN.
2002	The shares of MLC were purchased by MagicVision with financial assistance from Zi, and MagicVision Shares were acquired by Zi.

Members of the Lantern Group

        MagicVision Media Inc.    MagicVision is an Ontario corporation formed in September 2001 by the senior management of MLC to effect a management buyout of the Lantern Group, which was completed in March 2002 in connection with Zi purchase of the MagicVision Shares from NTN. MagicVision has no material assets other than the outstanding capital stock of MLC no separate operations.

        Magic Lantern Communications Ltd.    MLC was formed in 1975 to act as exclusive Canadian distributor of educational 16mm film for The Walt Disney Educational Media Company. In April 1966, MLC was restructured as a Canadian corporation under the Canada Business Corporations Act (the "CBCA") through an amalgamation with CSS. MLC is engaged in the distribution of educational video content primarily in Canada. It has exclusive distribution rights to over 300 film producers representing over 14,000 titles. Its customers include Canadian Learning Television, TV Ontario and History Television and approximately 9,000 of the 12,000 English speaking schools in Canada, as well as public libraries, colleges, universities, government departments and agencies, educational broadcasters and general business participants. MLC's content catalog covers all student populations from pre-school through high school, post-secondary and general interest categories. Video programs include "how to" formats, children's programs, health and safety instructional videos and personal and professional development sessions. MLC also offers a library of visual learning materials that are course correlated to match Ministry of Education course requirements.

        TutorBuddy Inc.    TutorBuddy was formed in March 2000 under the CBCA to develop an Internet based educational content delivery service. Its objective is to provide content and related educational services on demand to students, teachers and parents. Building on Sonoptic's research and development, TutorBuddy is developing an on-line educational video library with information search and content management capabilities, to be branded and offered first to Canadian schools and ultimately the homes of school-age children. The initial phase of this initiative is scheduled to be launched in Canada during the fall of 2002.

        Sonoptic Technologies Inc.    Sonoptic was formed in June 1980 under the CBCA to follow through on the satellite delivery initiatives of CSS, a former 75% owned subsidiary of MLC. Its objective was to develop an expertise, service offerings and software applications for converting analog video content to digital formats. Sonoptic currently provides MPEG I and MPEG II digital video encoding services, DVD authoring and video indexing, digital video applications consulting, database development and integration services, as well as research and development for MLC on digital video utility. Sonoptic has also developed a proprietary video base indexing software that allows users to aggregate, bookmark, re- sort and add their own comment boxes to pre-existing content. The offices of Sonoptic are located in Saint John, New Brunswick. The Government of New Brunswick is a 25% minority shareholder in Sonoptic.

Business Strengths and Strategy

        Strengths.    For over 25 years, MLC has been a partner of both teachers and students with what management estimates to be one of the largest exclusive collections of educational content in Canada. Management of the Lantern Group believes its strengths within the "learning" value chain are derived from its expertise as both a content provider and a content aggregator, with the following features:

  •
  Extensive analogue and educational video content library, with digital and streaming capabilities;

  •
  Digitization of analogue and video content through Sonoptic technology;

  •
  In house professional capability to assist educators identify course correlation descriptors, combined with Sonoptic's ability to index and create the metadata to match;

  •
  Reputation and relationships within the education and learning community;

  •
  Arrangements with producers and international distributors for continually updating the MLC video content catalog;

  •
  Strong brand recognition throughout Canada's education system;

  •
  In house professional education expertise and familiarity with the Canadian education market;

  •
  Ability to "broadcast quality" in both analogue and digital processes;

  •
  Expertise with "video on the desktop" and its relationship to educational teaching models; and

  •
  Reputation for supporting education community-based programs like the Campbell Soup's Labels for Education.™

        Strategy.    To achieve its objective of becoming the largest, indexed, learning video content provider in Canada and ultimately leverage its franchise in other markets, the Lantern Group continues to upgrade its video offerings and utilize cutting edge technology. This strategy for expanding its marketing footprint is based on the its appreciation of consumer demand for high quality e-education content delivered on-demand in both the home and in the school to support the learning environment for children. The next phase in the implementation of this strategy will be focused on developing, maintaining, supporting and ultimately exporting both its traditional library of visual learning materials in analogue format and its new on-demand visual learning services delivered through TutorBuddy.com and its stand-alone VideoBased Streaming Solutions™ ("VBSS").

Competition

        General.    The Lantern Group faces competition from both traditional learning video content providers and digital learning content providers. Some of these competitors are multi-national and regional firms offering services, systems and platforms through established Internet sites or proprietary networks. Many of these competitors have substantially greater financial, technical, marketing and deployment resources than the Lantern Group. Competitors particularly in markets outside Canada have the added advantage of offering a greater diversity of products and services with a substantial installed customer base. The Lantern Group's analysis of its competition within these two industries is set forth below.

        Traditional Learning Video Content Providers.    Management of the Lantern Group believes MLC is currently one of the largest educational learning video providers to the Canadian education, library and special interest group markets. In management's opinion, MLC has attained this position as a result of several competitive factors, including knowledge of the Canadian education system and its provincial Ministries of Education, brand recognition, supply-line relationships with worldwide educational video producers and leadership in creating course correlated matching for educators.

        Traditional format competitors of the Lantern Group in Canada include:

  •
  Canadian Learning Company, Inc., focused primarily on the kindergarten to Grade 12 ("K-12") markets and special interest groups, has the advantage of representing three major Canadian producers—AIMS, Great Plains and Reading Rainbow.

  •
  International Tele-Film benefits from relationships with producers such as TVO, BBC, PBS, Phoenix and John Cleese, as well as the appeal of carrying French language content.

  •
  Marlin Motion Pictures Ltd. distinguishes its offerings by supplementing its K-12 education video with business and general industry content from suppliers including United Learning, AGC and MTI, although it offers no option for course correlation.

  •
  Mediamax International is a small French language competitor servicing French-language schools in Canada.

        Digital learning video content providers.    MLC has obtained agreements from many of its producers for its digitization, indexing and ultimately streaming of their analog content through the web-enabled TutorBuddy.com or stand-alone VBSS offerings. Management of the Lantern Group believes these services offer the following competitive advantages:

  •
  Access to its "crypto key," a technology developed by TutorBuddy to prevent re-purposing;

  •
  Use of the "meta" data collected from K-12 course correlation to ensure that data corresponds to educators' needs;

  •
  Access to MLC's content library of over 12,000 titles;

  •
  Availability of innovative software tools developed by TutorBuddy full indexing and relevant search capabilities for all digitized, indexed video content; and

  •
  Leadership in the movement to include indexed and streaming rights versus, straight streaming of full content without indexing.

        Although management of the Lantern Group believes that competitors of TutorBuddy.com and VBSS currently lack a comparable range of services, various distributors now offer learning video content in streaming format, providing competition worldwide through Internet-enabled services. These competitors include:

  •
  Classroom Video is an Australian based firm with a presence in the United Statues, Canada and the United Kingdom for its encoded indexed titles produced in house and generally provided on hard drives sold to end users.

  •
  United Streaming has established a presence in Canada through distribution arrangements with Marlin Motion Pictures, a traditional format competitor.

  •
  AIMS Multimedia provides a branded service with digital curriculum available in the United States.

        Other streaming technologies and streaming packaging, although not directly competitive, are generally available through television on the Web, production and publication, event management, entertainment, expert systems linked to education, university and test environments and promotion and sales demonstrations.

Financial Information

        The following tables present summary financial information for the Lantern Group as of the dates and for the periods indicated. The financial information presented below is derived from the interim unaudited Consolidated Financial Statements of the Lantern Group and the audited Consolidated Financial Statements of the Lantern Group at the end of this proxy statement. This information should be read in conjunction with those Consolidated Financial Statements and related Notes thereto.

MAGIC LANTERN COMMUNICATIONS, LTD. AND SUBSIDIARIES

(In thousands)

	Seven Months Ended March 31,		Fiscal Year Ended August 31,
	2002	2001	2001	2000	1999
	Unaudited
Summary of Operations:
Revenues	$1,142	$1,898	$3,095	$3,603	$3,448
Cost of sales	252	558	1,195	1,530	1,526

Gross profit	890	1,340	1,900	2,073	1,922

Selling general and administrative expenses	1,202	1,525	2,123	1,909	1,974
Bad debts	101	8	70	61	84
Interest and bank charges	59	15	41	64	31
Depreciation and amortization	161	141	266	199	216
Management fees	—	—	66	45	—
Impairment of goodwill	18	—	—	—	—
Writeoff of loan receivable	101	—	—	—	—
Cancellation of indebtedness	—	—	(13)	(66)	—
Loss on sale of assets	6	—	—	—	—

	1,648	1,689	2,553	2,212	2,305

Net loss	$(758)	$(349)	$(653)	$(139)	$(383)

	As of March 31, 2002	As of August, 31, 2001
	Unaudited
Summary Balance Sheet Data:
Working capital (deficit)	$(78)	$(10)
Total assets	3,032	2,234
Total liabilities(1)	1,242	3,894
Shareholders' equity (deficit)	1,790	(1,661)

(1)
Includes current liabilities of $701,700 at March 31, 2002 and $872,500 at August 31, 2001.

Executive Officers

        Biographical information about executive officers of the Lantern Group is provided below:

        Douglas R. Connolly, age 49, co-founded MLC in 1975 and has served as its President since 1982. He began his professional career as an educator, serving in various capacities with the Professional Association for Retarded Children in Montreal. Mr. Connolly entered business and finance in 1971, focusing on credit management and small business financing and development, initially with the Industrial Acceptance Corporation and later with the Bank of British Columbia. He received his undergraduate degree from Sir George Williams University in Montreal, now Concordia University.

        George Wright, age 59, was responsible for leading the Lantern Group's Sonoptic initiatives, beginning in 1992. After leaving in 1998 to pursue a senior management role with DeVry Ontario, Mr. Wright rejoined MLC in 2000, serving as its Chief Technology Officer, with responsibility for learning technology development and implementation. He has extensive experience in fields including information technology development and management, public affairs and educational television production. After graduate studies, Mr. Wright joined the Ontario Ministry of Education in the 1971. He entering corporate life as Research Director for the Canadian distilling industry, subsequently serving as Senior Vice President, External Relations, with the Canadian Life and Health Insurance Association, with responsibility for all media, government and public relations activities. He left that position in 1986 to form Les Productions PVF, a Montréal-Toronto based video production company serving corporate and educational clients in Ontario and Québec. He received his undergraduate degree from Sheridan College, University of Western Ontario.

        Greg Abrams, age 40, is the President of Sonoptic. With over 20 years of experience in both studio and location production, Mr. Abrams has produced and directed a wide variety of television projects, including musical variety, a travel series, children's programming, corporate and training productions and commercials. He has also pioneered in the transfer of video technologies and standards into the Web environment and digital management. At Sonoptic, he has applied this expertise to develop in-house competence ranging from digital compression across on-air production through database construction, website design and maintenance and solutions management for on-time project delivery.

        Shane Hilkowitz, age 35, recently joined MLC as Vice President—Finance. A graduate of the University of Waterloo, Ontario, Canada, and a Chartered Accountant, Mr. Hilkowitz entered financial services with KPMG LLP in 1993, serving through 1996 as Senior Accountant, with responsibility for planning and performance of audits of medium to large clients, primarily in the manufacturing, retail and distribution industries, with special focus on consolidation, due diligence and related speciality work relating to purchase/sale valuation and existence of assets. From 1997 through 1998, he served as Lead Accountant with the Ontario Securities Commission in Toronto, returning to KPMG LLP in November 1998 as Senior Manager for companies primarily in the media, technology and entertainment markets. Mr. Hilkowitz left that position in June 2000 to serve as Vice President-Finance with Microforum Inc. (TSE: MCF), where he played a key role until joining MLC in the sale of two operating units and the implementation of new ERP system throughout the organization.

        Thomas J. Sandor, age 49, is the Chief Operating Officer of TutorBuddy. His professional experience includes various senior management positions for sales, marketing and operational excellence programs in the domestic and international postal, IT&S, transportation, telecommunications and F1 industries. His prior employers include Nis CR, TPG (the Dutch Postal Authority and its TNT subsidiaries), Harris Computer Systems, Descartes Systems Group, Andersen Consulting and Vector Motorsports.

ADDITIONAL INFORMATION

        We are currently subject to the informational requirements of the Exchange Act and file reports and other information with the SEC in accordance with those requirements, as they pertain to small business issuers. Our reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices. We file our periodic reports with the SEC electronically, and the SEC maintains a web site providing access to those materials at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The following documents previously filed by JKC with the SEC under the Exchange Act are incorporated into this proxy statement by reference:

  •
  Annual Report on Form 10-K for the year ended December 31, 2001;

  •
  Quarterly Report on Form 10-Q for the three months ended March 31, 2002;

  •
  Current Report on Form 8-K dated August 5, 2002, including a copy of the Purchase Agreement and the forms of other Transaction Agreements, including the Reincorporating Merger Agreement.

        In addition, any subsequent documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the special meeting are incorporated herein by reference. Any statement contained in an incorporated document should be considered modified by more current information provided in this proxy statement.

By Order of the Board of Directors

Richard Siskind President and Chief Executive Officer
New York, New York August , 2002

JKC GROUP, INC.

PROXY STATEMENT

FINANCIAL INFORMATION

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

        The Unaudited Pro Forma Consolidated Balance Sheet of JKC Group, Inc. (the "Company") as of March 31, 2002 and the Unaudited Pro Forma Consolidated Statements of Operations of the Company for the three months ended March 31, 2002 and the year ended December 31, 2001 have been prepared to illustrate the estimated effect of the Company's proposed acquisition of Magic Lantern Communications Ltd. and its subsidiaries (the "Lantern Group"). The Pro Forma Consolidated Statements of Operations give pro forma effect to the acquisition of the Lantern Group as if it had occurred on January 1, 2001. The loss per share information contained in the Pro Forma Consolidated Statements of Operations also reflect the issuance of 32,100,000 shares of the Company's common stock on April 16, 2002 to Alpha Omega Group Inc. ("AOG") and its receipt of $1,500,000 from AOG in payment for the shares as if the transaction (the "AOG Transaction") had been completed on January 1, 2001. The Pro Forma Consolidated Balance Sheet gives pro forma effect to the acquisition of the Lantern Group and the AOG Transaction as if they had occurred on March 31, 2002.

        The Pro Forma Consolidated Financial Statements do not purport to be indicative of the results of operations or the financial position of the Company that would have actually been obtained had these transactions been completed as of the assumed dates and for the period presented or that may be obtained in the future. The pro forma adjustments are described in the following Notes and are based upon available information and certain assumptions that the Company believes are reasonable. The Pro Forma Consolidated Financial Statements should be read in conjunction with the separate historical financial statements of the Company and related notes incorporated by reference in this proxy statement and with the separate historical consolidated financial statements of the Lantern Group and related notes included elsewhere in this proxy statement.

        A preliminary allocation of the purchase price for the Lantern Group acquisition has been made to major categories of assets and liabilities in the accompanying Pro Forma Consolidated Financial Statements based on available information. The actual allocation of purchase price and the resulting effect on income (loss) from operations may differ significantly from the pro forma amounts included herein. These pro forma adjustments represent the Company's preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that the Company believes to be reasonable. Consequently, the amounts reflected in the Pro Forma Consolidated Financial Statements are subject to change, and the final amounts may differ substantially.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2002

(In thousands)

	Company 3/31/02	Pro Forma Adjustments	Pro Forma Company 3/31/02		Lantern Group 2/28/02	Pro Forma Adjustments		Pro Forma Lantern Group 2/28/02	Pro Forma Adjustments		Pro Forma Consolidated Company
		(a)				(b)			(c)
Assets:
Cash and cash equivalents	$1	$1,500		$1,501	$6	$		$6	$		$1,507
Accounts receivable	—			—	475			475			475
Inventory	8			8	63			63			71
Other current assets	41			41	66			66			107

Total current assets	50	1,500		1,550	610			610			2,160

Note receivable	—			—	102		(102)	—			—
Property and equipment, net	—			—	1,105		304	1,409			1,409
Intangible assets	202			202	—		1,034	1,034			1,236
Goodwill	—			—	18		(18)			10,465	10,465
Other assets	—			—	37			37			37

Total assets	$252	$1,500		$1,752	$1,872		$1,218	$3,090		$10,465	$15,307

Liabilities:
Bank overdraft	$—	$	$		$12	$		$12	$		$12
Current portion of long term debt	—			—	50			50			50
Due to factor	267			267	—			—			267
Notes payable to affiliate	494			494	—			—			494
Accounts payable	275			275	260			260			535
Due to affiliate	25			25	—			—			25
Other current liabilities	176			176	394			394		100	670

Total current liabilities	1,237			1,237	716			716		100	2,053

Notes payable	—			—	—			—		3,000	3,000
Due to parent	—			—	2,706		(2,706)	—			—
Long term debt	—			—	516			516			516
Deferred income taxes	—			—	18		(18)	—			—

Total long term liabilities	—			—	3,240		(2,724)	516		3,000	3,516

Shareholders' equity (deficit):
Preferred stock	—			—	—			—			—
Common stock	50	321		371	—		4,094	4,094		298
										(4,094)	669
Additional paid-in capital	7,366	1,179		8,545	21			21		8,925
										(21)	17,470
Accumulated deficit	(6,522)			(6,522)	(2,257)			(2,257)		2,257	(6,522)
Accumulated other comprehensive income	—			—	152		(152)	—			—

	894	1,500		2,394	(2,084)		3,942	1,858		7,365	11,617
Less treasury stock	(1,879)			(1,879)	—			—			(1,879)

Total shareholders' equity (deficit)	(985)	1,500		515	(2,084)		3,942	1,858		7,365	9,738

Total liabilities and shareholders' equity (deficit)	$252	$1,500		$1,752	$1,872		$1,218	$3,090		$10,465	$15,307

        See Notes to Unaudited Pro Forma Consolidated Balance Sheet

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2002

          (a)  The pro forma adjustment reflects the 32,100,000 shares issued by the Company on April 16, 2002 to AOG for $1.5 million, assuming the shares were issued March 31, 2002, resulting in common stock stated capital of $321,000 and additional paid-in capital of $1,179,000.

          (b)  The pro forma adjustments reflect the purchase of the Lantern Group by Zi Corporation ("Zi") on March 18, 2002 assuming that transaction took place February 28, 2002. This resulted in a write-up of fixed assets and intangible assets of $304,000 and $1,034,000, respectively. The following table presents additional information about Zi's acquisition of the Lantern Group:

(In thousands)
Purchase price	$1,858
Net assets acquired:
Cash	6
Accounts receivable	475
Inventory	63
Other current assets	66
Property, plant and equipment	1,409
Intangible assets	1,034
Other assets	37
Bank overdraft	(12)
Accounts payable	(260)
Other current liabilities	(394)
Long term debt (including current portion)	(566)

        (c)  The pro forma goodwill of $10,465,000 from the Company's proposed acquisition of the Lantern Group represents the excess of the purchase price of $12,323,000 payable by the Company in excess of the book value of $1,858,000 of the net assets to be acquired, assuming the acquisition took place on March 31, 2002. The purchase price consists of a three-year note in the amount of $3,000,000 issuable by the Company and 29,750,000 shares of subsidiary stock exchangeable for the same number of shares of the Company's common stock, valued at $9,223,000, plus $100,000 of estimated acquisition costs, resulting in common stock stated capital of $298,000 and additional paid-in capital of $8,925,000.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2002

(In thousands, except per share data)

	Company Ended 3/31/02	Lantern Group Ended 2/28/02	Pro Forma Adjustments	Pro Forma Consolidated Company
			(c)(d)	(a)(e)
Net sales	$17	$517	$	$534
Cost of goods sold	27	195		222

Gross profit (loss)	(10)	322		312
Royalty and other income	23	—		23

	13	322		335
Selling, general and administrative expenses	142	541		683
Depreciation and amortization	6	61	66	133

Operating loss	(135)	(280)	(66)	(481)
Other income (expense)
Gain (loss) on sale of marketable securities	30	—		30
Interest, bank fees and factoring expenses	(15)	(11)	(38)	(64)

Net loss	$(120)	$(291)	$(104)	$(515)

Net loss per common share	$(.03)			$(.01)

Weighted average common shares outstanding	4,127			65,977

See Notes to Unaudited Pro Forma Consolidated Financial Statements

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2001

(In thousands, except per share data)

	Company Ended 12/31/01	Lantern Group Ended 11/30/01	Pro Forma Adjustments	Pro Forma Consolidated Company
			(c)(d)	(a)(e)
Net sales	$2,855	$2,682	$	$5,537
Cost of goods sold	3,068	992		4,060

Gross profit (loss)	(213)	1,690		1,477
Commission and other income	10	—		10

	(203)	1,690		1,487
Selling, general and administrative expenses	1,195	2,198		3,393
Depreciation and amortization	209	245	255	709
Loss on sale of marketable securities	11	—		11
Impairment of goodwill	1,293	—		1,293
Gain on settlement of litigation	(116)	—		(116)

Operating loss	(2,795)	(753)	(255)	(3,803)
Other income (expense)
Royalty income	60	—		60
Interest income	9	—		9
Interest, bank fees and factoring expenses	(218)	(38)	(150)	(406)

Loss before taxes	(2,944)	(791)	(405)	(4,140)
Income taxes	33	—		33

Net loss	$(2,977)	$(791)	$(405)	$(4,173)

Net loss per common share	$(.72)			$(.06)

Weighted average common shares outstanding	4,127			65,977

See Notes to Unaudited Pro Forma Consolidated Financial Statements

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2002

AND THE YEAR ENDED DECEMBER 31, 2001

          (a)    The Pro Forma Statements of Operations assume that the Company's proposed acquisition of the Lantern Group occurred on January 1, 2001. For purposes of the Pro Forma Statement of Operations for the year ended December 31, 2001, the Company's historical statement of operations for that calendar year were combined with the Lantern Group's historical statement of operations for the twelve months ended November 30, 2001. For purposes of the Pro Forma Statement of Operations for the three-months ended March 31, 2002, the Company's historical statement of operations for the three months ended March 31, 2002 were combined with the Lantern Group's historical statement of operations for the three months ended February 28, 2002.

          (b)  The Company expects to account for the acquisition of the Lantern Group by allocating the total purchase price to the tangible and intangible assets and liabilities of the Lantern Group based upon preliminary valuations and other studies not yet finalized. The actual allocation of purchase price and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein. For pro forma purposes, amortization of goodwill was not recorded for the year ended December 31, 2001 or the three months ended March 31, 2002.

          (c)    Zi acquired the Lantern Group from its prior owner on March 18, 2002 for $1,359,000 (including transaction costs), plus 100,000 common shares of Zi valued at $499,000. The Pro Forma Statement of Operations assumes the acquisition of the Lantern Group by Zi took place on December 1, 2001 (due to the November 30, 2001 year end of Magic Lantern), resulting in additional amortization and depreciation expense from the write-up of acquired fixed assets and intangible assets of $255,000 and $66,000 for the year ending December 31, 2001 and the three months ending March 31, 2002, respectively. For pro forma purposes, amortization of intangible assets is based on a six year useful life using the straight-line method of amortization, and depreciation of the write-up of fixed assets is based on an accelerated method of depreciation.

          (d)  The pro forma consolidated statements of operations reflect additional interest expense assuming the acquisition of the Lantern Group by the Company took place December 1, 2000. The purchase price for the proposed acquisition includes a three-year note issuable by the Company in the principal amount of $3,000,000, bearing interest at 5% per annum. For pro forma purposes, additional interest expense of $150,000 and $38,000 has been recorded for the year ended December 31, 2001 and the three months ended March 31, 2002, respectively.

          (e)    The pro forma additional shares used in calculating pro forma net loss per share for the year ended December 31, 2001 and the three months ended March 31, 2002 reflects the 29,750,000 shares of subsidiary stock exchangeable for the same number of shares of the Company's common stock issuable to Zi as part of the purchase price for the proposed acquisition of the Lantern Group, assuming the acquisition took place January 1, 2001. The pro forma net loss per share for these periods also reflects the Company's issuance of 32,100,000 shares of its common stock for $1,500,000 in the AOG Transaction on April 16, 2002, assuming the shares were issued January 1, 2001. Based on the intended use of these proceeds, no pro forma interest expense savings has been reflected for these periods.

MAGIC LANTERN COMMUNICATIONS LTD. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS

AS OF MARCH 31, 2002 AND 2001

	March 31, 2002	March 31, 2001
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$88,616	$11,487
Accounts receivable, trade—net of allowance for doubtful accounts of $238,298 and $219,381 for 2002 and 2001, respectively	417,191	573,875
Inventories	36,226	95,452
Income tax refund receivable	—	9,264
Prepaid expenses and other current assets	81,960	221,893

TOTAL CURRENT ASSETS	623,993	911,971

FIXED ASSETS—NET	852,554	1,267,833

OTHER ASSETS:
Goodwill, net of accumulated amortization of $7,915 for 2001	—	20,867
Intangible assets net of accumulated amortization of $10,792 for 2002	1,518,977	—
Note receivable	—	102,336
Cash surrender value—officers' life insurance—net	27,465	24,991
Security deposit and other assets	9,477	10,557

	1,555,919	158,751

	$3,032,466	$2,338,555

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Bank overdraft	$—	$1,548
Accounts payable—trade	283,756	238,130
Accrued expenses and other current liabilities	309,478	336,442
Current portion of long-term debt	108,430	19,313

TOTAL CURRENT LIABILITIES	701,664	595,433

LONG-TERM LIABILITIES:
Due to parent and affiliated companies	94,065	2,442,126
Long-term debt, net of current portion	446,331	597,645
Deferred income taxes payable	—	18,513

TOTAL LONG-TERM LIABILITIES	540,396	3,058,284

COMMITMENTS AND CONTINGENCIES SHAREHOLDERS' EQUITY (DEFICIT):
Share capital:
33,463 and 33,363 common shares issued and outstanding for 2001 and 2000, respectively	4,237,393	21,368
1,000 Class "A" special shares issued and outstanding	—	6
Accumulated deficit	(2,449,609)	(1,388,242)
Accumulated other comprehensive income	2,622	51,706

	1,790,406	(1,315,162)

	$3,032,466	$2,338,555

See Notes to Unaudited Consolidated Condensed Financial Statements

MAGIC LANTERN COMMUNICATIONS LTD. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

FOR THE SEVEN MONTHS ENDED MARCH 31, 2002 AND 2001

	2002	2001
REVENUE:
Video sales	$753,369	$1,094,143
Video dubbing	287,177	341,567
Digital encoding	100,801	400,707
Other	591	61,437

	1,141,938	1,897,854

COST OF SALES:
Video and software	135,132	399,779
Video dubbing	116,372	12,283
Digital encoding	—	145,498

	251,504	557,560

GROSS PROFIT	890,434	1,340,294

EXPENSES:
Selling, general and administrative	1,202,128	1,525,399
Bad debts	101,038	8,228
Interest and bank charges	58,672	14,609
Depreciation and amortization	161,485	141,471
Goodwill write off	17,757	—
Write-off of loan receivable	101,016	—
Loss on sale of assets	6,488	—

	1,648,584	1,689,707

LOSS BEFORE PROVISION (CREDIT) FOR INCOME TAXES	(758,150)	(349,413)
Provision (credit) for income taxes	—	—

NET LOSS	$(758,150)	$(349,413)

See Notes to Unaudited Consolidated Condensed Financial Statements

MAGIC LANTERN COMMUNICATIONS LTD. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

FOR THE SEVEN MONTHS ENDED MARCH 31, 2002 AND 2001

	2002	2001
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS:
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(758,150)	$(349,413)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	161,485	141,471
Deferred taxes	—	(1,243)
Write off of goodwill	17,757	—
Bad debt provision	101,038	8,228
Loss on disposal of fixed assets	6,488	—
Write-off of loan receivable	101,016	(97,031)
Foreign currency translation adjustment	(6,766)	143,006
Changes in assets and liabilities:
Decrease in accounts receivable	130,534	126,298
Decrease in inventories	43,167	19,625
Decrease in prepaid expenses and other current assets	38,383	12,748
(Decrease) in accounts payable	20,352	(27,294)
(Decrease) increase in bank overdraft	(27,015)	1,548
(Decrease) increase in accrued expenses	(220,327)	27,234

Net cash (used in) provided by operating activities	(392,038)	5,177

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(18,485)	(202,530)
Security deposits and other assets	11,634	403

Net cash provided by (used in) investing activities	(6,851)	(202,127)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	—	58,290
Advances from parent and affiliated companies	503,422	89,895
Repayment of long-term debt	(20,284)	—

Net cash provided by financing activities	483,138	148,185

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	84,249	(48,765)
Cash and cash equivalents, at beginning of year	4,367	60,252

CASH AND CASH EQUIVALENTS, AT END OF PERIOD	$88,616	$11,487

	2002	2001
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$50,030	$—
Income taxes	—	—
SUPPLEMENTAL INFORMATION OF NON-CASH ACTIVITIES:
On March 18, 2002, as a result of the transactions described in Note 3a to the financial statements, the Company increased the fair value of its fixed assets by $304,017, recorded intangible assets valued at $1,529,599 and recorded an increase in capital of $3,194,225 due to the discharge of a payable to its parent.

See Notes to Unaudited Consolidated Condensed Financial Statements

MAGIC LANTERN COMMUNICATIONS LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2002 AND 2001

NOTE 1—BASIS OF PRESENTATION

        Magic Lantern Communications Ltd. (the "Company"), formerly known as Magic Lantern Film Distributors Ltd., was established and incorporated under the Canada Business Corporation Act on August 5, 1975. The Company and its subsidiaries market and distribute educational video and media resources throughout Canada. In October 1996, NTN Interactive Network Inc. ("NTN") acquired 100% of the Company. Chell Group Corporation ("Chell"), a publicly owned entity, is the holding company of NTN. On March 18, 2002, NTN sold it's 100% ownership in the Company (see Note 3 below).

        The financial statements of the Company for the seven months ended March 31, 2002 and 2001 include the operations of the Company's wholly-owned subsidiaries, TudorBuddy Inc. and Viewer Services Inc. (an inactive entity—see Note 3), and its 75% owned subsidiary, Sonoptic Technologies, Inc.

        The accompanying consolidated financial statements for these interim periods are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. These financial statements, which include limited disclosures, should be read in conjunction with the consolidated financial statements and notes thereto for the year ended August 31, 2001. The results of operations for the seven months ended March 31, 2002 are not necessarily indicative of the results to be expected for the full fiscal year ending August 31, 2002.

NOTE 2—SALE OF LAND AND BUILDING:

        On January 23, 2002, in connection with the transaction described in Note 3, the Company sold its land and building to 484751 Canada, Inc. a subsidiary of NTN Interactive Network Inc. ("NTN") for $505,200. The Company recorded a loss of $6,488 in its statement of operations.

NOTE 3—SALE OF THE COMPANY AND OTHER RELATED PARTY TRANSACTIONS:

        On March 18, 2002, NTN sold 100% of the stock of the Company to MagicVision Media Inc., ("MagicVision"), an entity owned and controlled by certain executive/management employees of the Company, for $1,168,275. Indebtedness of the Company to NTN in the amount of $2,017,155 was discharged in exchange for 100 common shares of the Company. As a condition of and prior to the sale, NTN acquired for no consideration, 100% of the issued and outstanding shares of Viewer Services, an inactive subsidiary of the Company.

        In addition, on March 18, 2002, Zi Corporation ("Zi"), an unrelated entity, purchased 100% of the issued and outstanding shares of MagicVision for $1,168,275 plus 100,000 common shares of Zi, which were valued at $498,885, with transaction costs of approximately $190,000. Accordingly, effective March 18, 2002, MagicVision (the new 100% owner of the Company) is 100% owned by Zi. In connection with the transaction, the Company entered into (a) a lease agreement for office and an operating facility located in Etobicoke, Ontario with a subsidiary of NTN for a term of 6 months through September 17, 2002 at a monthly rent of $4,610 and (b) employment agreements with four executives of the Company and or a subsidiary of the Company for a term of 3 years, effective March 18, 2002, at annual base salaries aggregating $372,585, $375,743 and $378,900 for each of the first three years of the contracts. These contracts also provide for annual automobile allowances in the aggregate amount of $23,492 and may be extended for an additional two years or terminated by either party upon 90 days' written notice or at any time by the Company for cause..

        On May 14, 2002, subsequent to the balance sheet date, the Company entered into a new lease agreement for premises in Oakville, Ontario. The terms of the lease are for six years starting August 1, 2002 until July 31, 2008. Future minimum annual lease payments are as follows:

2002	$30,011
2003	72,027
2004	85,360
2005	80,028
2006	80,028
2007 and thereafter	126,711

$474,165

        On June 5, 2002, subsequent to the balance sheet date, Zi signed a letter of intent to sell all of the issued and outstanding shares of MagicVision (the Company's parent) to JKC Group, Inc. ("JKC") for $12,222,500. The purchase price, which is subject to change, will be payable (a) $9,222,500 by issuance of 29,750,000 common shares of JKC at a deemed price of $.31 per share and (b) $3,000,000 to be evidenced by an unsecured promissory note of JKC payable three years after the closing date, bearing interest at 5% per annum. The purchase price is subject to adjustment based on specified performance targets for the first year of Company operations after completion of the transaction.

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Magic Lantern Communications Ltd.
Toronto, Ontario

        We have audited the accompanying consolidated balance sheets of Magic Lantern Communications Ltd. and subsidiaries as of August 31, 2001 and 2000 and the related consolidated statements of operations and shareholders' equity (deficit) and cash flows for each of the three years in the period ended August 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Magic Lantern Communications Ltd. and subsidiaries as of August 31, 2001 and 2000, and the results of their operations and their cash flows for the years ended August 31, 2001, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.

                      LAZAR LEVINE & FELIX LLP

New York, New York
June 14, 2002

MAGIC LANTERN COMMUNICATIONS LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF AUGUST 31, 2001 AND 2000

	2001	2000
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,367	$60,252
Accounts receivable, trade—net of allowance for doubtful accounts of $246,012 and $223,476 for 2001 and 2000, respectively	648,763	708,401
Inventories	79,393	115,077
Income tax refund receivable	9,450	9,874
Prepaid expenses and other current assets	120,343	234,031

TOTAL CURRENT ASSETS	862,316	1,127,635

FIXED ASSETS—NET	1,209,859	1,106,774

OTHER ASSETS:
Goodwill, net of accumulated amortization of $8,874 and $4,911 for 2001 and 2000, respectively	19,908	23,871
Note receivable	102,336	102,336
Cash surrender value of officers' life insurance—net	28,355	26,669
Security deposit and other assets	10,771	9,282

	161,370	162,158

	$2,233,545	$2,396,567

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Bank overdraft	$27,015	$—
Accounts payable—trade	263,404	265,424
Accrued and other current liabilities	520,107	317,034
Current portion of long-term debt	61,976	23,928

TOTAL CURRENT LIABILITIES	872,502	606,386

LONG-TERM LIABILITIES:
Due to parent and affiliated companies	2,508,671	2,352,231
Long-term debt, net of current portion	513,069	531,771

TOTAL LONG-TERM LIABILITIES	3,021,740	2,884,002

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY (DEFICIT):
Share capital:
33,363 common shares issued and outstanding	21,368	21,368
1,000 Class "A" special shares issued and outstanding	6	6
Accumulated deficit	(1,691,459)	(1,038,829)
Accumulated other comprehensive income (loss)	9,388	(76,366)

	(1,660,697)	(1,093,821)

	$2,233,545	$2,396,567

See Notes to Consolidated Financial Statements

MAGIC LANTERN COMMUNICATIONS LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED AUGUST 31, 2001 AND 2000

	2001	2000	1999
REVENUE:
Video sales	$2,115,910	$2,569,253	$2,679,168
Video dubbing	447,198	683,610	459,031
Digital encoding	503,932	350,226	310,319
Other	28,278	—	—

	3,095,318	3,603,089	3,448,518

COST OF SALES:
Video and software	869,376	1,060,484	1,283,390
Video dubbing	273,469	393,509	235,098
Digital encoding	52,318	75,939	7,796

	1,195,163	1,529,932	1,526,284

GROSS PROFIT	1,900,155	2,073,157	1,922,234

EXPENSES:
Selling, general and administrative	2,122,865	1,909,451	1,973,791
Bad debts	70,007	61,360	84,402
Interest and bank charges	41,198	63,909	30,906
Depreciation and amortization	265,763	198,453	216,543
Management fees	65,644	44,956	—
Forgiveness of interest and debt	(12,692)	(65,992)	—

	2,552,785	2,212,137	2,305,642

(LOSS) BEFORE PROVISION (CREDIT) FOR INCOME TAXES	(652,630)	(138,980)	(383,408)
Provision (credit) for income taxes	—	—	—

NET LOSS	$(652,630)	$(138,980)	$(383,408)

See Notes to Consolidated Financial Statements

MAGIC LANTERN COMMUNICATIONS LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

FOR THE YEARS ENDED AUGUST 31, 2001 AND 2000

	Common stock	Class "A" special shares	Accumulated Deficit	Other Comprehensive Income (Loss)	Total Shareholders' Equity (Deficit)
BALANCE, AUGUST 31, 1998	$21,368	$6	$(516,441)	$5,152	$(489,915)
Foreign currency translation adjustment	—	—	—	(58,444)	(58,444)
Net loss	—	—	(383,408)	—	(383,408)

BALANCE, AUGUST 31, 1999	21,368	6	(899,849)	(53,292)	(931,767)
Foreign currency translation adjustment	—	—	—	(23,074)	(23,074)
Net loss	—	—	(138,980)	—	(138,980)

BALANCE, AUGUST 31, 2000	21,368	6	(1,038,829)	(76,366)	(1,093,821)
Foreign currency translation adjustment	—	—	—	85,754	85,754
Net loss	—	—	(652,630)	—	(652,630)

BALANCE, AUGUST 31, 2001	$21,368	$6	$(1,691,459)	$9,388	$(1,660,697)

See Notes to Consolidated Financial Statements

MAGIC LANTERN COMMUNICATIONS LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED AUGUST 31, 2001 AND 2000

	2001	2000	1999
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS:
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(652,630)	$(138,980)	$(383,408)
Adjustments to reconcile net (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	265,763	198,453	216,543
Bad debt provision	70,007	61,360	84,402
Forgiveness of interest and debt	(12,692)	(65,992)	—
Foreign currency translation adjustment	85,754	(23,074)	(58,444)
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	(10,369)	229,247	(164,143)
Decrease (increase) in inventories	35,684	36,413	(28,079)
Decrease (increase) in prepaid expenses and other current assets	114,112	46,261	(41,781)
(Decrease) in accounts payable	(2,020)	(9,755)	(266,503)
Increase (decrease) in bank overdraft	27,015	(6,085)	5,875
Increase in accrued expenses	203,369	(27,430)	157,850

Net cash provided by (used in) operating activities	123,993	300,418	(477,688)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(264,885)	(106,005)	(170,556)
Security deposits and other assets	(3,175)	4,594	3,160

Net cash (used in) investing activities	(268,060)	(101,411)	(167,396)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	—	14,716	127,838
Advances from (repayments to) parent and affiliate companies	156,440	(226,781)	427,314
Repayment of long-term debt	(68,258)	(69,498)	—

Net cash provided by (used in) financing activities	88,182	(281,563)	555,152

NET (DECREASE) IN CASH AND CASH EQUIVALENTS	(55,885)	(82,556)	(89,932)
Cash and cash equivalents, at beginning of year	60,252	142,808	232,740

CASH AND CASH EQUIVALENTS, AT END OF YEAR	$4,367	$60,252	$142,808

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$10,808	$29,478	$85
Income taxes	—	—	—
NON-CASH ACTIVITIES:
In September 2000, the Company acquired property and equipment from Richard Wolff Enterprises, Inc. for a cash payment of $100,000 and a promissory note in the principal amount of $100,000.

See Notes to Consolidated Financial Statements

MAGIC LANTERN COMMUNICATIONS LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AUGUST 31, 2001 AND 2000

NOTE 1—DESCRIPTION OF BUSINESS/OPERATIONS:

Business Description:

        Magic Lantern Communications Ltd. (the "Company"), formerly known as Magic Lantern Film Distributors Ltd., was established and incorporated under the Canada Business Corporation Act on August 5, 1975. The Company and its subsidiaries are involved in the marketing and distribution of educational video and media resources throughout Canada. The Company has exclusive distributing rights to a wide variety of film producers representing various subject matters that are distributed to a customer base throughout Canada. Tutorbuddy, Inc., a wholly owned subsidiary of the Company ("TutorBuddy"), provides an internet based content delivery service designed to deliver content and related educational services on demand to students, teachers and parents. Sonoptic Technologies, Inc., a 75% owned subsidiary of the Company ("STI"), provides art digital video encoding services and has developed a proprietary video base indexing software that allows users to aggregate, bookmark, re-sort and add their own comment boxes to pre-existing material content. The Company's other subsidiary, 1113659 Ontario Ltd. ("Viewer Services"), is currently inactive.

        In October 1996, NTN Interactive Network Inc. ("NTN") acquired 100% of the Company. Chell Group Corporation ("Chell"), a publicly owned entity, is the holding company of NTN.

Operations:

        The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has sustained significant operating losses in past years and at August 31, 2001 has a negative shareholders' equity of $1,699,489. The Company was funded by its previous parent, NTN, and will continue to be funded by its new parent Zi Corporation (see Note 13b), which management believes is sufficient to provide the Company with the ability to continue as a going concern.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES:

(a)    Basis of presentation:

        The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. They are expressed in U.S. dollars and not Canadian dollars, the currency of the primary economic environment in which the Company's operations are conducted.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(b)    Principles of consolidation and minority interest in subsidiary:

        The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, Viewer Services, (currently inactive) and TutorBuddy, and its 75% owned subsidiary, STI. The 25% minority interest liability in STI has been reflected at zero due to operating losses sustained by STI from inception. The 25% minority shareholder shares only in the profits of STI. Accordingly 100% of the losses from STI are reflected in the statement of operations of the Company for all periods.

        All significant intercompany balances and transactions have been eliminated.

(c)    Concentration of credit risk:

        Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company believes that concentration with regards to accounts receivable is limited due to its large customer base.

(d)    Foreign exchange translation:

        The Company maintains its books and records in Canadian dollars, its functional currency.

        Canadian dollar accounts in these consolidated financial statements are generally translated into U.S. dollars on the following bases:

        [i] The assets and liabilities are translated at the exchange rate in effect at the consolidated balance sheet dates.

        [ii] Revenues and expenses are translated at the average rates of exchange in effect during the year.

        [iii] Resulting translation adjustments are reflected as a separate component of shareholders' equity.

(e)    Fair value of financial information:

        At August 31, 2001 and 2000, the carrying amounts of cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short-term maturities of these items.

        The carrying amounts of current and long-term notes payable, and other long-term obligations approximate fair value since the interest rates on most of these instruments change with market interest rates.

(f)    Cash and cash equivalents:

        For purposes of the statements of cash flows the Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

(g)    Accounts receivable:

        The Company values its trade accounts receivable on the reserve method. The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company's estimate is based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company's estimate of the allowance for doubtful accounts will change. The following table summarizes the activity in the allowance for doubtful accounts for the years ended August 31, 2001, 2000 and 1999.

	2001	2000	1999
Balance at beginning of year	$223,476	$181,624	$97,222
Provision	70,007	61,360	84,402
Accounts written-off	(47,471)	(19,508)	—

Balance at end of year	$246,012	$223,476	$181,624

(h)    Inventories:

        Inventories consist of finished goods held for sale or rent, which are valued at the lower of cost, using the first-in, first-out method, and net realizable value.

(i)    Property and equipment:

        Property and equipment are stated at cost less accumulated depreciation. Equipment is depreciated using a declining balance rate of 20%. Computer equipment as well as masters and libraries are depreciated using a declining balance rate of 30%. Automobiles are depreciated on a straight-line basis over 3 years, buildings on a straight-line basis over 25 years, software on a straight-line basis over 3 years and rental equipment and leasehold improvements both on a straight-line basis over 5 years.

        On an ongoing basis, management reviews the valuation and depreciation of property and equipment, taking into consideration any events and circumstances which might have impaired the carrying value. The Company assumes there is an impairment if the carrying amount is greater than the expected net future cash flows. The amount of impairment, if any, is measured based on projected discounted future cash flows, using a discount rate that reflects the Company's average cost of funds (see "Recent Pronouncements" below).

(j)    Goodwill:

        Goodwill is stated at cost less accumulated amortization. Amortization is provided using the straight-line basis over a 10 year period.

        On an ongoing basis, management reviews the valuation and amortization of goodwill, taking into consideration any events and circumstances which might have impaired the fair value. The Company assumes there is an impairment if the carrying amount is greater than the expected net future cash flows. The amount of impairment, if any, is measured based on projected discounted future cash flows, using a discount rate that reflects the Company's average cost of funds (See "Recent Pronouncements" below).

(k)    Income taxes:

        The Company accounts for deferred income tax assets and liabilities based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates, in accordance with Statement of Financial Accounting Standards (SFAS) No. 109 ("Accounting for Income Taxes"). See Note 6.

(l)    Revenues:

        The Company generates revenues from video sales and video dubbing. STI's revenues are generated from video encoding.

        Revenue from sales are recognized upon shipment. Revenues from digital video dubbing and video encoding are recognized when the dubbing and encoding processes are completed and the products are shipped to the customer.

        In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." ("SAB No. 101"). SAB No. 101 expresses the views of the SEC staff in applying generally accepted accounting principles to certain revenue recognition issues. The Company adopted the provisions of SAB No. 101 in the first quarter of fiscal 2001 and its adoption had no material impact on its financial position or its results of operations.

(m)    Shipping and handling costs:

        In September 2000, the Emerging Issues Task Force issued EITF 00-10, "Accounting for Shipping and Handling Fees and Costs" ("EITF 00-10"). EITF 00-10 requires shipping and handling fees billed to customers to be classified as revenue and shipping and handling costs to be either classified as cost of sales or disclosed in the notes to the consolidated financial statements. The Company includes shipping and handling fees billed to customers in net sales. Shipping and handling costs associated with outbound freight are included in selling, general and administrative expenses and totaled $62,372, $40,017 and $68,338 in fiscal 2001, 2000 and 1999, respectively.

(n)    Advertising and promotion:

        The Company expenses advertising and promotional costs as incurred. Advertising and promotional expenses were $313,293, $263,500 and $232,657 for the years ended August 31, 2001, 2000, and 1999, respectively.

(o)    Recent pronouncements:

        In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), that is applicable to financial statements issued for fiscal years beginning after December 15, 2001. The FASB's new rules on asset impairment supersede SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and portions of Accounting Principles Board Opinion 30, "Reporting the Results of Operations." SFAS 144 provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that would have to be met to classify an asset as held-for-sale. Classification as held-for-sale is an important distinction since such assets are not depreciated and are stated at the lower of fair value and carrying amount. SFAS 144 also requires expected future operating losses from discontinued operations to be displayed in the period(s) in which the losses are incurred, rather than as of the measurement date as presently required. The Company is currently assessing the potential impact of SFAS 144 on its future operating results and financial position, but does not believe it will be material.

        In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141") and Statement of Financial

Accounting Standards No. 142, "Goodwill and Other Intangible Assets"("SFAS 142"). SFAS 141 requires all business combinations to be accounted for using the purchase method of accounting and is effective for all business combinations completed after June 30, 2001. The adoption of this standard did not impact the Company's operating results or financial condition. SFAS 142 requires goodwill to be tested for impairment under certain circumstances, and written-off when impaired, rather than being amortized as previous standards required. Furthermore, SFAS 142 requires purchased intangible assets to be amortized over their estimated useful lives unless these lives are determined to be indefinite. SFAS 142 is effective for fiscal years beginning after December 15, 2001. The Company does not believe that the adoption of SFAS 142 will materially impact its operating results or financial position.

NOTE 3—NOTE RECEIVABLE:

        This unsecured note receivable from Connolly-Daw Holdings Inc. ("Connolly-Daw"), bears interest at the bank's prime rate, calculated and payable monthly, in arrears. The note, dated September 2000, is payable on demand, however, the Company does not intend to call the note within the next fiscal year. The President and Secretary of Connolly-Daw are the Controller and Chief Executive Officer of the Company, respectively. The bank's prime rate was 5.75% at August 31, 2001 (2000 - 7.5%). This note was forgiven in March 2002 as a result of the sale of the Company to MagicVision Media Inc., subsequent to the balance sheet date (see Note 13).

NOTE 4—CASH SURRENDER VALUE OF OFFICERS' LIFE INSURANCE:

	2001	2000
Gross cash surrender value	$28,355	$26,669
Less: Loans	—	—

Net cash surrender value	$28,355	$26,669

NOTE 5—PROPERTY AND EQUIPMENT:

        Property and equipment consist of the following:

	2001	2000
Buildings	$527,870	$527,870
Rental equipment	922,640	890,493
Software	25,439	4,659
Automobiles	15,386	15,386
Computer equipment	451,534	391,149
Masters and libraries	843,343	594,715
Leasehold improvements	94,266	94,266

	2,880,478	2,518,538
Less: accumulated depreciation and amortization	1,850,986	1,592,131

	1,029,492	926,407
Add: land	180,367	180,367

	$1,209,859	$1,106,774

        Depreciation of property and equipment was $261,800, $195,432, and $214,653 for the years ended 2001, 2000 and 1999, respectively. See also Note 13a.

NOTE 6—INCOME TAXES AND DEFERRED INCOME TAXES:

        The provision for income taxes consists of the following:

	2001	2000	1999
Current:
Federal	$—	$—	$—
Provincial	—	—	—

	$—	$—	$—

        The difference between the provision for income taxes and the amount computed by applying the combined basic Canadian federal and provincial income tax rate of 42.1% (2000 - 43.9%; 1999 - 44.6%) to income before income taxes is as follows:

	2001	2000	1999
Statutory rate applied to pre-tax loss	$(270,627)	$(83,375)	$(171,000)
Benefit of current year's losses not recognized	270,627	83,375	171,000

	$—	$—	$—

        As at August 31, 2001, the Company's deferred tax asset of $245,200, which related primarily to the benefit of losses available for carry forward, have been offset by a 100% valuation allowance, since there is no assurance that the Company will generate future taxable income to utilize such asset. Management will review this valuation allowance requirement periodically and make adjustments as warranted.

NOTE 7—LONG TERM DEBT:

        Loans and notes payable consists of the following:

	2001	2000
Loans Payable
Provincial Holdings Ltd. ("PHL")[i]	$479,700	$479,700
Province of New Brunswick ("PNB")[ii]	—	12,396
Atlantic Canada Opportunities Agency ("ACOA")[iii]	17,718	23,620
ACOA[iv]	21,097	24,615
ACOA[v]	11,900	14,012
Other loans	—	1,356

Notes Payable
Richard Wolfe (Note 10b)	44,630	—

	575,045	555,699
Less: current portion	61,976	23,928

	$513,069	$531,771

[i]
In June 1995, STI received an advance of $479,700 from PHL, its 25% shareholder. This loan is evidenced by a demand promissory note signed by STI and bears interest at 6% per annum, compounded annually, commencing October 1995. Interest was forgiven by PHL for the period from October 1, 1995 to September 30, 2000. The carrying value of the loan approximates its fair value. Effective September 2000, the interest rate was amended to 6.75%, compounded annually.

  The loan is subject to an agreement dated March 15, 1995 which, inter alia, provides for repayment in full of principal plus interest at the earlier of [a] the commencement of redemption of shares pursuant to a redemption agreement [see note 12b], [b] September 30, 2002 subject to any extension agreed to, or [c] on any breach of STI's obligations under the loan agreement or any other agreement with PHL. The loan is collateralized by the property at 10 Meteor Drive, Etobicoke, Ontario.

[ii]
In June 1995, PNB advanced $63,960 to STI. This unsecured loan was subject to a loan agreement dated May 25, 1995 and was evidenced by a demand promissory note which bears interest at 9.7% per annum, calculated half-yearly, not in advance. Subject to a forgiveness agreement outlined below, the principal plus interest was repayable at the earlier of [a] January 31, 1998 or earlier at the option of STI or [b] any breach of STI's obligations under the loan agreement.

  A forgiveness agreement dated May 24, 1995 provides that the principal plus interest may be forgiven in whole or in part, the amount dependent upon STI's number of full-time employees during the 1997 calendar year. The loan was fully forgiven during the year ended August 31, 2001.

[iii]
ACOA advanced an unsecured non-interest bearing loan to STI in April 1995. The loan is repayable in two quarterly installments of $4,502 commencing May 1, 2000 and thereafter in thirty-nine monthly payments of $590 and one final payment of $610.

[iv]
ACOA advanced an unsecured non-interest bearing loan to STI in May 1999. The loan can be increased to a maximum of $69,304. Commencing on October 1, 2000, the loan was repayable as follows: eleven consecutive monthly installments of $320, followed by; thirty consecutive monthly installments of $679, followed by; one final installment of $725.

[v]
ACOA advanced an unsecured non-interest bearing loan to STI in September 2000. The loan can be increased to a maximum of $14,735. If the loan is increased to the maximum, the loan would be repayable in seventy-nine equal consecutive, monthly installments of $176, followed by one final installment of $117. The loan is not collateralized by any assets of the Company.

        Approximate future annual principal payments for long-term debt, are as follows:

2002	$61,976
2003	497,046
2004	10,454
2005	2,111
2006	2,111
2007 and thereafter	1,347

$575,045

        The fair value of all of the above loans approximates its carrying value.

NOTE 8—SHARE CAPITAL:

        The Company's authorized share capital is comprised of (a) an unlimited number of non-voting, non-cumulative, non-participating, redeemable floating rate class "A" special shares, (b) an unlimited number of voting non-cumulative, non-participating, redeemable, retractable floating class "B" special shares and (c)an unlimited number of common shares, no par value.

NOTE 9—RELATED PARTY TRANSACTIONS:

        NTN allocates certain overhead and administrative expenses to the Company. These expenses generally consist of salaries and related benefits paid to corporate personnel, rent and other facilities costs. Allocations are based on time spent by personnel and on the pro rata relationship of the Company's operations. The Company believes that all such allocated costs, are reasonable. The Company also generates revenues from services provided to NTN and its other subsidiaries.

        The Company's banking functions are performed under a group banking arrangement encompassing NTN and its other subsidiaries. NTN maintains the primary bank account which is utilized by all of its subsidiaries. Interest is charged by NTN and is calculated on the Company's usage of credit facilities.

        Transactions with affiliated companies included in the statement of operations for the years ended August 31, are as follows:

	2001	2000	1999
Revenues	$120,058	$187,670	$—
Costs of sales	50,424	78,821	—
Selling, general and administrative	55,800	87,246	71,595
Management fees	65,644	44,956	—

        In March 2002, subsequent to the balance sheet date, NTN waived payment of the Company's payable and such balance was converted to equity in the Company. See Note 13 regarding Subsequent Events.

NOTE 10—BUSINESS ACQUISITIONS:

(a)    1113659 Ontario Ltd.

        Effective June 16, 1999, the Company acquired, an additional 50% of the shares of Viewer Services, thereby making Viewer Services a wholly-owned subsidiary. This acquisition was recorded using the purchase method of accounting for a consideration of $1 and the assumption of net liabilities of approximately $144,000.

(b)    Purchase of Richard Wolff Enterprises, Inc.

        Pursuant to an asset purchase agreement dated September 1, 2000, the Company acquired the assets and business operations of Richard Wolff Enterprises, Inc. ("RWE"), a company based in Illinois, for a purchase price of $200,000 calculated on a discounted basis. As a result, the Company expanded its library of educational titles and gained access to the international distribution infrastructure formerly held by RWE. The acquisition was accounted for using the purchase method of accounting. The purchase price was allocated to property and equipment. Payment of the purchase price was satisfied by $100,000 in cash and the issuance of four promissory notes with maturity values aggregating $100,000. These promissory notes mature over a period of two years. The fair values of these promissory notes approximate their carrying value. At August 31, 2001, the unpaid balance of these notes aggregated $44,630.

        The asset purchase agreement also contains a purchase price adjustment clause whereby the price may be adjusted upwards to a maximum of an additional $100,000 if certain revenue levels are achieved. Specifically, if gross revenues for the acquired business exceed $500,000 for the 12 month period ending August 31, 2001, the Company will pay to RWE $50,000, and if gross revenues exceed $600,000 for the second 12 month period ending August 31, 2002, the Company will pay to RWE an additional $50,000. This condition has not currently been met.

        The operating results related to the acquisition are included in the Company's consolidated statements of operations and retained earnings from the date of acquisition. Pro-forma information has not been provided for the prior year because it is not material.

NOTE 11—SEGMENT INFORMATION:

        The Company operates in the educational video and software, video dubbing and digital encoding services industries. Business segment information for the years ended August 31, 2001, 2000 and 1999 are as follows:

	2001	2000	1999
External revenue
Video and software	$2,115,910	$2,569,253	$2,679,168
Video dubbing	447,198	683,610	459,031
Digital encoding	503,932	350,226	310,319
Other	28,278	—	—

	$3,095,318	$3,603,089	$3,448,518

Inter-segment revenue
Video and software	$—	$—	$310,571
Video dubbing	38,844	169,816	169,456
Digital encoding	76,081	—	—

	$114,925	$169,816	$480,027

Operating profit (loss)
Video and software	$(615,847)	$(109,470)	$(278,765)
Video dubbing	*	45,943	(61,233)
Digital encoding	(36,783)	(75,453)	(43,410)

	$(652,630)	$(138,980)	$(383,408)

Identifiable assets
Video and software	$1,651,389	$1,745,330	$2,091,629
Video dubbing	429,272	436,612	423,946
Digital encoding	152,884	214,625	433,869

	$2,233,545	$2,396,567	$2,949,444

* Included in Video and software in 2001.
Capital expenditures
Video and software	$237,718	$84,389	$73,052
Video dubbing	1,127	13,709	43,659
Digital encoding	26,040	7,907	53,845

	$264,885	$106,005	$170,556

Depreciation & Amortization
Video and software	$196,583	$132,749	$145,807
Video dubbing	45,255	41,570	39,477
Digital encoding	23,925	24,134	31,259

	$265,763	$198,453	$216,543

NOTE 12—COMMITMENTS:

(a)    Lease commitments:

        The future minimum annual lease payments under operating leases are as follows:

	Office Equipment	Premises	Total
2002	$33,683	$98,166	$131,849
2003	31,044	84,916	115,960
2004	22,569	46,023	68,592
2005	20,403	27,928	48,331

	$107,699	$257,033	$364,732

        Operating lease expenses were $108,380 for 2001, $189,847 for 2000, and $209,430 for 1999.

(b)    Redemption of shares of subsidiary:

        STI, a subsidiary, entered into a redemption agreement dated March 15, 1995 with its 25% minority shareholder, PHL. Shares held by PHL may be redeemed by STI in minimum numbers of five after December 31, 1997 provided STI has repaid all indebtedness to PHL and PNB, or the PNB indebtedness has been forgiven, and must be redeemed in full on or before September 20, 2002.

        The redemption price is calculated at the higher of [i] the purchase price per share ($0.04), or [ii] the purchase price per share plus the increase per share in retained earnings of the corporation to the date of redemption, calculated by adding back to the retained earnings the pro rata share applicable to the number of shares being redeemed, of all interest paid or accrued on the loan by PHL and to the corporation in the amount of $750,000 and deducting therefrom the interest actually paid, pro rata to the number of shares being redeemed. There has been no repayment on the loan as at August 31, 2001.

        As at August 31, 2001, the redemption value of the shares, totaled a nominal amount.

(c)    Employment agreements:

        The Company entered into an employment agreement with its President for a two year term which expires in June 2002. The remaining commitment for fiscal 2002 is approximately $81,000.

(d)    Guarantee:

        A loan from a bank on NTN's books is collateralized by a fixed debenture of $1,000,000, hypothecated to the Company's land and building and a guarantee and postponement of claim of $650,000 signed by the Company. At August 31, 2001, the outstanding balance of this loan amounted to approximately $781,000.

        The Company is also a guarantor for a debt of NTN to a third party. At August 31, 2001 the outstanding balance of this loan was $1,700,000. As a condition of the sale of the Company on March 18, 2002, subsequent to the balance sheet date (see Note 13), the Company was released from the guarantees.

NOTE 13—SUBSEQUENT EVENTS:

(a)    Building Sale:

        On January 23, 2002, subsequent to the balance sheet date, the Company sold its land and building to 484751 Canada, Inc. a subsidiary of NTN for $505,200.

(b)    Sale of MagicVision to Zi:

        On March 18, 2002, subsequent to the balance sheet date, in consideration for $1,168,275, NTN sold 100% of the stock of the Company to MagicVision, which was formed and owned by certain executive/management employees of the Company, for purposes of the management buyout. Indebtedness of the Company to NTN in the amount of $2,017,155 was discharged in exchange for 100 common shares of the Company. As a condition of and prior to the sale, NTN acquired for no consideration, 100% of the issued and outstanding shares of Viewer Services, a currently inactive subsidiary of the Company.

        In addition, on March 18, 2002, Zi purchased 100% of the issued and outstanding shares of the MagicVision for $1,358,275 plus 100,000 common shares of Zi, which were valued at $498,885. Accordingly, effective March 18, 2002, MagicVision became the new 100% owner of the Company and became a wholly owned subsidiary of Zi.

(c)    Etobicoke Office and Facility Lease:

        In connection with the Company's sale to MagicVision, the Company entered into a lease agreement for office and an operating facility located in Etobicoke, Ontario with a subsidiary of NTN for a term of six months through September 17, 2002 at a monthly rent of $4,610.

(d)    Oakville Office and Facility Lease:

        On May 14, 2002, the Company entered into a new lease agreement for premises in Oakville, Ontario. The terms of the lease are for six years from August 1, 2002 until July 31, 2008. Future minimum annual lease payments are as follows:

2002	$30,011
2003	72,027
2004	85,360
2005	80,028
2006	80,028
2007 and thereafter	126,711

$474,165

(e)    Proposed Sale of MagicVision by Zi

        On June 5, 2002 subsequent to the balance sheet date, Zi signed a letter of intent to sell all the issued and outstanding shares of MagicVision (the Company's new parent) to JKC Group, Inc. ("JKC") for $12,222,500. The purchase price, which is subject to change, will be payable (i) $9,222,000 by issuance of 29,750,000 common shares of JKC at a deemed price of $.31 per share and (ii) $3,000,000 to be evidenced by an unsecured promissory note payable three years after the closing date, and bears interest at 5% per annum. The purchase price is subject to adjustment based on specified performance targets for the first year of Company operations after completion of the transaction.

Form of Proxy Card

Front:

JKC GROUIP, INC.
(THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)
JKC GROUP, INC.—Proxy for the Special Meeting of Shareholders at 9:00 a.m.,
September 16, 2002, at 111 West 40th Street, 12th Floor, New York, New York

        The undersigned hereby appoints Jon Siskind and Beverly Roseman, and each of them, with full power of substitution, as Proxies to vote the Common Stock of the undersigned at the aforementioned Special Meeting, and any adjournments thereof, upon the matters set forth in the Notice of Special Meeting and Proxy Statement, as follows:

1.	Issuance of 29,750,000 shares of common stock in acquisition of the Lantern Group
	☐ FOR	☐ AGAINST	☐ ABSTAIN
2.	Reincorporation in Delaware and change in corporate name
	☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	Approval of Lantern Option Plan
	☐ FOR	☐ AGAINST	☐ ABSTAIN

This Proxy will be voted as specified. If no specification is made, it will be voted FOR Proposals 1 through 3.

Back:

  Any Proxy heretofore given by the undersigned with respect to such stock is hereby revoked.
  Receipt of the Notice of Special Meeting and Proxy Statement is hereby acknowledged.
  Do you plan to attend the Meeting?   ☐ Yes   ☐ No

Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope.
DATED:	, 2002

(Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on the card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.)

QuickLinks

Special Meeting
Proposals to be Voted On
Contents of Proxy Statement
JKC GROUP, INC. PROXY STATEMENT GENERAL INFORMATION ABOUT THE SPECIAL MEETING
BACKGROUND OF THE PROPOSALS
PROPOSAL 1—ACQUISITION OF THE LANTERN GROUP
(In thousands, except per share data)
PROPOSAL 2—DELAWARE REINCORPORATION
PROPOSAL 3—LANTERN OPTION PLAN
INITIAL GRANTS UNDER THE LANTERN PLAN
DIRECTORS AND OFFICERS
SUMMARY COMPENSATION TABLE
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES
GRANTS UNDER THE REPLACEMENT OPTION PLAN
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
PRINCIPAL SHAREHOLDERS
CERTAIN TRANSACTIONS
BUSINESS OF THE LANTERN GROUP
MAGIC LANTERN COMMUNICATIONS, LTD. AND SUBSIDIARIES (In thousands)
ADDITIONAL INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
JKC GROUP, INC. PROXY STATEMENT FINANCIAL INFORMATION
Index to Financial Statements
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AS OF MARCH 31, 2002 (In thousands)
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AS OF MARCH 31, 2002
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2002 (In thousands, except per share data)
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001 (In thousands, except per share data)
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND THE YEAR ENDED DECEMBER 31, 2001
MAGIC LANTERN COMMUNICATIONS LTD. AND SUBSIDIARIES UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS AS OF MARCH 31, 2002 AND 2001
MAGIC LANTERN COMMUNICATIONS LTD. AND SUBSIDIARIES UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS FOR THE SEVEN MONTHS ENDED MARCH 31, 2002 AND 2001
MAGIC LANTERN COMMUNICATIONS LTD. AND SUBSIDIARIES UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS FOR THE SEVEN MONTHS ENDED MARCH 31, 2002 AND 2001
MAGIC LANTERN COMMUNICATIONS LTD. AND SUBSIDIARIES NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS MARCH 31, 2002 AND 2001
INDEPENDENT AUDITORS' REPORT
MAGIC LANTERN COMMUNICATIONS LTD. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS AS OF AUGUST 31, 2001 AND 2000
MAGIC LANTERN COMMUNICATIONS LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED AUGUST 31, 2001 AND 2000
MAGIC LANTERN COMMUNICATIONS LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT) FOR THE YEARS ENDED AUGUST 31, 2001 AND 2000
MAGIC LANTERN COMMUNICATIONS LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED AUGUST 31, 2001 AND 2000
MAGIC LANTERN COMMUNICATIONS LTD. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AUGUST 31, 2001 AND 2000
Form of Proxy Card